EXECUTION VERSION
REVOLVING CREDIT, TERM LOAN
AND
SECURITY AGREEMENT
PEOPLE’S UNITED BANK
(AS LENDER AND AS AGENT)
WITH
SWENSON GRANITE COMPANY LLC,
ROCK OF AGES CORPORATION,
CAROLINA QUARRIES, INC.,
AND
PENNSYLVANIA GRANITE CORP.
(BORROWERS)
January 19, 2011

i

v

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 2.1	Revolving Credit Note
Exhibit 2.4	Term Note
Exhibit 2.18(a)(ii)	Net Loss Calculations
Exhibit 5.5(a)	Pro Forma Balance Sheet
Exhibit 5.5(b)	Financial Projections

Schedules

Schedule 1.2	Permitted Encumbrances
Schedule 4.5	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.13(f)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)	Litigation; Existing Indebtedness
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.22	Equity Interests
Schedule 5.23	Material Contracts

REVOLVING CREDIT, TERM LOAN
AND
SECURITY AGREEMENT
     Revolving Credit, Term Loan and Security Agreement dated as of January 19, 2011 among SWENSON GRANITE COMPANY LLC, a limited liability company organized under the laws of Delaware (“Swenson”), ROCK OF AGES CORPORATION, a corporation organized under the laws of Vermont (“ROA”), CAROLINA QUARRIES, INC., a corporation organized under the laws of Delaware (“Carolina”), PENNSYLVANIA GRANITE CORP., a corporation organized under the laws of Pennsylvania (“Pennsylvania”, and together with ROA and Carolina, the “ROA Borrowers”), and each Person joined hereto as a borrower from time to time (collectively, the “Borrowers”, and each a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PEOPLE’S UNITED BANK (“People’s”), as agent for Lenders (People’s, in such capacity, together with any successor Agent appointed under Section 14.3 of this Agreement, the “Agent”).
     WHEREAS, Swenson, Granite Acquisition, LLC, a limited liability company organized under the laws of Vermont (“Acquisition Sub”) and ROA have entered into that certain Agreement and Plan of Merger dated as of October 18, 2010 (as it may be amended, supplemented, modified, restated or replaced from time to time, the “Merger Agreement”) pursuant to which, among other things, Acquisition Sub shall be merged with and into ROA and ROA shall be the survivor of such merger and a wholly-owned Subsidiary of Swenson; and
     WHEREAS, all of the transactions contemplated by the Merger Agreement shall be referred to in this Agreement as the “Merger Transactions”, and the cash payments to be paid by Swenson and/or Acquisition Sub to any shareholders of ROA in connection with the Merger Transactions shall be referred to in this Agreement as the “Merger Cash Consideration”; and
     WHEREAS, Borrowers, Agent and Lenders have agreed that Agent and Lenders shall make certain credit facilities available to Borrowers subject to the terms, provisions and conditions set forth in this Agreement for the purposes of (i) providing the financing necessary for Swenson and/or Acquisition Sub to pay substantially all of the Merger Cash Consideration and for Swenson and ROA to pay the costs and expenses of the Merger Transactions, (ii) providing the financing necessary for ROA to pay amounts due to holders of outstanding stock options (“Option Cash Out Payments”), (iii) providing the financing necessary to repay and refinance certain existing senior secured credit facilities of Swenson and of the ROA Borrowers, and (iv) providing financing for the future working capital, capital expenditure and acquisition financing needs of Borrowers.
     THEREFORE, IN CONSIDERATION of the mutual covenants and undertakings herein contained and for other good and sufficient consideration (the receipt and sufficiency of which is hereby acknowledged by each party hereto), and intending to be legally bound, Borrowers, Lenders and Agent hereby agree as follows:
I. DEFINITIONS.

     1.1. Accounting Terms. As used in this Agreement, the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement, (i) “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time, and (ii) accounting terms not defined on Annex A attached hereto or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, for the purposes of determining compliance with financial covenants in this Agreement, GAAP and all such GAAP accounting terms shall be defined in accordance with GAAP as in effect and applied in preparation of the audited financial statements of Swenson for the fiscal year ended December 31, 2009 notwithstanding any subsequent changes in GAAP. Should subsequent changes in GAAP impose an undue burden on the Borrowers to report and/or test in accordance with GAAP as in effect on December 31, 2009, then the Agent and the Borrowers agree that they will meet and confer in a good faith attempt to discuss the potential adjustment of the aforesaid covenants, provided, however, that until such time, if any, that such covenants are so adjusted, the Borrowers will report and/or test, as the case may be in accordance with GAAP as in effect on December 31, 2009.
     1.2. General Terms. Except as otherwise provided herein, capitalized terms used in this Agreement shall have the meanings given thereto in Annex A attached hereto.
     1.3. Uniform Commercial Code Terms. All terms used herein in connection with the liens and security interests in the Collateral granted hereunder and under the other Loan Documents and defined in the Uniform Commercial Code as adopted in the State of Vermont from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “commercial tort claims”, “instruments”, “general intangibles”, “goods”, “payment intangibles”, “proceeds”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 and 9 of the Uniform Commercial Code, as applicable. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.
     1.4. Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the other Loan Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions, increases or renewals thereof. All references herein to the time of day shall mean Eastern Standard Time or Eastern Daylight Savings Time as applicable. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or all Lenders, as applicable. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or other Loan Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of the applicable Borrower or (ii) the knowledge such senior officer would have obtained if such senior officer had exercised commercially reasonable diligence under the circumstances. All certificates of officers/managers of Borrowers shall be executed solely in their representative capacities on behalf of Borrowers and not in their individual capacities.
II. ADVANCES, PAYMENTS.
     2.1. Revolving Loan and Revolving Advances.
          (a) Amount of Revolving Loan and Revolving Advances. Subject to the terms and conditions of this Agreement, a revolving credit loan facility in the maximum amount of Twenty Million Dollars ($20,000,000) (the “Maximum Revolving Advance Amount”) is established in favor of Borrowers. Subject to the terms and conditions set forth in this Agreement including Sections 2.1(b) and (c), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:
               (i) 80%, subject to the provisions of Section 2.1(b) hereof (“Receivables Advance Rate”), of Eligible Receivables, plus
               (ii) subject to the provisions of Section 2.1(c) below, the lesser of (A) 50%, subject to the provisions of Section 2.1(b) hereof, of the value of the Eligible Inventory (the “Inventory Advance Rate” and together with the Receivables Advance Rate, collectively, the “Advance Rates”); or (B) $10,000,000 in the aggregate at any one time, minus
               (iii) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus
               (iv) such reserves as Agent may deem proper and necessary from time to time in its Permitted Discretion.
     The amount derived from the sum of (x) Sections 2.1(a)(y)(i) and (ii) minus (y) Sections 2.1 (a)(y)(iii) and (iv) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Notes”) issued to each Lender substantially in the form attached hereto as Exhibit 2.1, each in the amount of each respective Lender’s Commitment Percentage of the Maximum Revolving Advance Amount.
          (b) Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion, provided that (i) Agent shall endeavor to provide Borrowing Agent with one (1) Business Day’s prior notice of any such decrease, and (ii) the Agent’s determination to effectuate any such decrease shall be based upon its analysis of the risks attendant to any one or more of the business, financial conditions, results of operations, collateral or prospects of Borrowers at such time. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).
          (c) Sublimit for Revolving Advances made against Eligible Work in Process Inventory. The aggregate amount of Revolving Advances made to Borrowers against Eligible Inventory consisting of work in process shall not exceed in the aggregate, at any time outstanding $500,000. For the avoidance of doubt, the parties acknowledge that Inventory consisting of granite blocks and granite slabs shall be classified as raw materials or finished goods, as appropriate, and not as work in process.
     2.2. Procedure for Revolving Advances Borrowings; Provisions for All LIBOR Rate Advances (Revolver and Term).
          (a) Subject in each case to the satisfaction of the conditions set forth in Section 8.2 hereof: (i) in the event that the amounts to be debited against and/or paid from the Zero Balance Account on any given Business Day (including without limitation all amounts to be debited in respect of any checks drawn on the Zero Balance Account and presented for payment from the Zero Balance Account on such Business Day and all amounts to be debited in respect of wire transfers to be initiated from the Zero Balance Account as requested by Borrowers on such Business Day) (collectively, as to any Business Day, the “Account Debits”) shall exceed the amount of all deposits and other amounts credited to the Zero Balance Account on such Business Day (including without limitation all amounts transferred into the Zero Balance Account from the Blocked Accounts on such Business Day) (collectively, as to any Business Day, the “Account Credits”), Borrowers shall be deemed to have requested that a Revolving Advance consisting of a Domestic Rate Loan in the amount of such excess be borrowed on such date; provided that any such request under this clause (i) shall be irrevocable, (ii) Borrowing Agent on behalf of Borrowers may give written notice to Agent prior to 10:00 a.m. on a Business Day of Borrowers’ request to borrow, on that day, a Revolving Advance hereunder; provided that, in its Permitted Discretion, Agent may elect to accept telephonic requests for Revolving Advances to be promptly confirmed by facsimile or email transmission, and (iii) in the event that any amount required to be paid as principal or interest hereunder, or as fees or other charges, costs or expenses under this Agreement or any other agreement with Agent, Issuer or Lenders, or with respect to any other Obligation, becomes due and payable, and is not otherwise paid when due by Borrowers, Borrowers shall be deemed to have requested that a Revolving Advance consisting of a Domestic Rate Loan in the amount of such required payment, fees, charges, costs or expenses be borrowed on such date; provided that any such request under this clause (iii) shall be irrevocable, and Lenders shall be obliged to fund their respective Commitment Percentages of any Revolving Advance deemed requested under this clause (iii) regardless of whether any of the conditions under Section 8.2 or this Section 2.2 shall not be satisfied at such time or whether the revolving credit commitments of the Lender hereunder shall have otherwise been terminated at such time.
          (b) Notwithstanding the provisions of clause (ii) of subsection (a) above or Section 2.4(a)(i) below, in the event any Borrower desires that any Advance (whether a Revolving Advance or a Term Loan) should be made as a LIBOR Rate Loan, Borrowing Agent shall give Agent written notice no later than 10:00 a.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount to be borrowed, which amount shall be in a minimum amount of $500,000 and in integral multiples of $100,00 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one, two, three or six months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month, in which case the Interest Period shall end on the next preceding Business Day. No LIBOR Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default. Notwithstanding anything to the contrary contained in the forgoing or otherwise in this Agreement, (i) with respect to any Term Loans that are Variable Rate Loans, each such Term Loan shall be either a Domestic Rate Loan or a LIBOR Rate Loan in its entirety, and Borrowers may not elect for only a portion of any such Term Loan to be funded or continued as or converted to a LIBOR Rate Loan, and (ii) subject to all the remaining provisions of this Section 2.2, Borrowers may from time to time elect for Revolving Advances originally made on different days to be aggregated and converted to or continued as one LIBOR Rate Loan. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than (x) four (4) Revolving Advances (or aggregations thereof) consisting of LIBOR Rate Loans and (y) four (4) Term Loans consisting of LIBOR Rate Loans, in each case under the preceding clause (x) or (y), in the aggregate. In connection with any request for the funding of a LIBOR Rate Loan under this Section 2.2(b), Borrowers shall pay the LIBOR Rate Loan fee provided for in Section 3.1(c) hereof.
          (c) Each Interest Period shall commence on the date the applicable LIBOR Rate Loan is made and shall end on the last day of the Interest Period therefore as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the provisions of subsection (b) above and with the practice of the interbank market for offshore Dollar deposits and no Interest Period for any LIBOR Rate Loan shall end after the last day of the applicable Maturity Date therefor. Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 10:00 a.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) below. In connection with any request for the continuation of or conversion to a LIBOR Rate Loan under this Section 2.2(c), Borrowers shall pay the LIBOR Rate Loan fee provided for in Section 3.1(c) hereof.
          (d) Provided that no Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 10:00 a.m. (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.
          (e) At its option and upon written notice given prior to 10:00 a.m. at least three (3) Business Days’ prior to the date of such prepayment, any Borrower may prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.
          (f) Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder; provided that, notwithstanding anything to the contrary in the foregoing or otherwise in this Agreement, no amounts shall be payable by Borrowers under this Section 2.2(f) in connection with any regularly scheduled Amortization Payment that is paid as and when due pursuant to Section 2.4(b) hereof. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.
          (g) Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such LIBOR Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such LIBOR Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.
     2.3. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. Prior to the Revolving Credit Maturity Date, Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance and each Term Loan requested by Borrowing Agent on behalf of any Borrower or each Revolving Advance deemed to have been requested by any Borrower under Section 2.2(a) hereof, to the extent Lenders make and fund each such Advance, shall be disbursed as follows: (i) in the case of each Revolving Advance deemed requested under clause (i) of Section 2.2(a), the proceeds of such Revolving Advance shall be disbursed by Agent in payment of the checks and other payment items and funding of wire transfers and other debits to be paid from the Zero Balance Account on the applicable date, (ii) in the case of each Revolving Advance requested by Borrowing Agent under clause (ii) of Section 2.2(a) and of each Term Loan funded under Section 2.4, the proceeds of such Revolving Advance or Term Loan shall be disbursed by Agent as Borrowing Agent shall reasonably request, including by wire transfer or ACH transfer to any operating account of any Borrower maintained with a bank other than Agent, and (iii) in the case of each Revolving Advance deemed requested under clause (iii) of Section 2.2(a), the proceeds of such Revolving Advance shall, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.
     2.4. Term Loans.
          (a) Subject to the terms and conditions of this Agreement, a term loan facility in the maximum principal amount of Thirty Million Dollars ($30,000,000) (the “Maximum Term Loan Amount”) is established in favor of Borrowers and each Lender, severally and not jointly, shall, from time to time, make available term loan Advances to Borrowers on a non-revolving term basis (each, a “Term Loan” and collectively, the “Term Loans”) to finance Acquisitions (including without limitation the Merger Transactions) and Capital Expenditures, in each case subject to the prior written approval of Lenders as more fully provided for below. Once repaid, a Term Loan may not be reborrowed. Term Loans shall be made available to Borrowers during the period (“Term Loan Availability Period”) which commences on the Closing Date and ends on the third anniversary of the date of this Agreement.

               (i) On the Closing Date, subject to the satisfaction of the conditions set forth in Section 8.1, Lenders, severally and not jointly, shall fund a Term Loan Advance (the “Initial Term Loan”) as a Fixed Rate Loan in the amount of $30,000,000, with each Lender funding its Commitment Percentage of such Term Loan, to enable Swenson and ROA to pay substantially all of the Merger Cash Consideration, the Option Cash Out Payments, and to pay the costs and expenses of the Merger Transactions.
               (ii) The Lenders shall have no obligation to fund any further Term Loans after the Initial Term Loan is funded, and the unfunded portion of the Maximum Term Loan Amount remaining after the Initial Term Loan is funded shall be a discretionary line of credit only. In the event Borrowers wish to request that any additional Term Loan be funded after the Initial Term Loan (each an “Additional Term Loan”), Borrowing Agent on behalf of Borrowers shall give written notice to Agent of such request no less than forty-five (45) days prior to the date Borrowers wish for such Additional Term Loan to be funded. Such written notice shall be accompanied by a reasonably detailed explanation of the Acquisition or Capital Expenditure to be financed by such Additional Term Loan and in the case of any Term Loan requested for an Acquisition, such Acquisition shall be a Permitted Acquisition. Borrowers shall provide any and all additional information reasonably requested by Agent in connection with any such request for an Additional Term Loan (including, in the case of any Additional Term Loan requested for a Capital Expenditure, any of the information that would be required in connection with a Permitted Acquisition). Lenders shall approve each request for an Additional Term Loan in their sole discretion. Upon any final determination by Lenders to approve a request for an Additional Term Loan, Agent shall give notice of such decision to Borrowing Agent and Lenders and request that Borrowing Agent specify in writing (x) a date for the funding of such Additional Term Loan, which date may not be earlier than three (3) Business Days following the date Agent notifies Borrowing Agent of the approval of the Additional Term Loan and (y) whether such Term Loan shall be initially funded as a Domestic Rate Loan, a LIBOR Rate Loan or a Fixed Rate Loan (and, in the event Borrowing Agent shall elect a LIBOR Rate Loan, Borrowing Agent shall also comply with the notification requirements set forth in Sections 2.2(b) above). On the funding date specified by Borrowing Agent, subject to the satisfaction of the conditions set forth in Section 8.2 hereof, all Lenders, severally and not jointly, shall fund each approved Additional Term Loan, with each Lender funding its Commitment Percentage of such Additional Term Loan. Each Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Notes”) issued to each Lender in substantially the form attached hereto as Exhibit 2.4, each in the amount of each respective Lender’s Commitment Percentage of the aggregate amount of such Term Loan.
               (iii) Each Term Loan may be funded in its entirety as a Domestic Rate Loan, LIBOR Rate Loan or Fixed Rate Loan as Borrowing Agent may request. Borrowing Agent may request that a Term Loan be established as a Fixed Rate Loan by an election therefor made in connection with the initial funding of such Term Loan as specified in Section 2.4(a)(ii) above; any such Term Loan shall remain a Fixed Rate Loan at all times until paid in full and if Borrowing Agent shall fail to make such an election for a Fixed Rate Loan in connection with the initial funding of any Term Loan, Borrowers shall have no further right or option to convert such Term Loan to a Fixed Rate Loan. Borrowing Agent may request that any Additional Term Loan be funded as a LIBOR Rate Loan by giving notice of such request in accordance with the notification requirements of Section 2.2(b) above at the time it specifies the funding date for such

Additional Term Loan, otherwise, such Additional Term Loan shall be funded as a Domestic Rate Loan. In the event that after the initial funding of any Term Loan that is not a Fixed Rate Loan, Borrowers desire to extend or to convert (as applicable) such Term Loan as or to a LIBOR Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Section 2.2(d). The provisions of Sections 2.2(b) through (g) shall apply to all Term Loans that are LIBOR Rate Loans.
          (b) Each Term Loan shall be payable in monthly installments of principal and interest, each of which shall be due and payable on the first day of each month beginning with the first day of the first full month after the date of the funding of such Term Loan and continuing on the first day of each month thereafter (each such payment as to each such Term Loan, an “Amortization Payment”), provided that, the entire principal balance of each Term Loan, along with all accrued and unpaid interest, fees, costs and expenses related thereto, shall be due and payable upon the applicable Term Loan Maturity Date for such Term Loan, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement by Borrowers pursuant to Section 13.1. The initial amount of the Amortization Payment for each Term Loan shall be determined upon the funding thereof, based on a “mortgage style” amortization schedule of equal payments of principal and interest over one hundred twenty (120) months using the initial funded amount of the Term Loan and the initial Term Loan Rate applicable thereto as of the date of the funding thereof, provided that, in the case of each Term Loan that is a Variable Rate Loan, notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, upon each change in the applicable Term Loan Rate for such Variable Rate Loan (whether by reason of a change in the Applicable Margin, the Base Rate and/or the LIBOR Rate applicable to such Term Loan, by reason of a conversion of any Term Loan from a Domestic Rate Loan to a LIBOR Rate Loan or vice versa, by reason of continuation of any Term Loan as a LIBOR Rate Loan for a new Interest Period or otherwise), the amount of the monthly Amortization Payment for such Term Loan shall be recalculated and adjusted effective as of the date of such change in the applicable Term Loan Rate as necessary to maintain an amortization schedule for such Term Loan consisting of equal payments of principal and interest resulting in payment in full of such Term Loan one hundred twenty (120) months after the funding of such Term Loan as otherwise required under this Section 2.4(b). As a convenience to the Borrowers, Agent shall use its best efforts to issue one or more payment notice(s) to Borrowers for the Term Loans prior to the end of each month stating the anticipated Amortization Amount for each Term Loan as in effect on the date of such notice(s) that is expected to be due and payable with respect to such Term Loan on the first day of the following month; provided that, in the event that the Amortization Amount for any Term Loan shall be recalculated and adjusted pursuant to this Section 2.4(b) after the date of such notice but prior to the date the next payment of the Amortization Amount is due, the amount of the Amortization Payment due and payable with respect to such Term Loan on the next payment date shall be such recalculated and adjusted amount (and further provided that, in any such case where the recalculated and adjusted Amortization Amount exceeds the Amortization Amount reflected on the applicable monthly payment notice, Agent may, in the exercise of its Permitted Discretion, elect to defer payment of the amount of the excess until the next succeeding monthly payment date).
     2.5. Maximum Advances. The aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the

Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount. The original aggregate principal amount of all Term Loans shall not exceed the Maximum Term Loan Amount.
     2.6. Repayment of Advances.
          (a) The Revolving Advances shall be due and payable in full on the Revolving Credit Maturity Date, subject to earlier prepayment or acceleration as herein provided. Each Term Loan shall be due and payable as provided in Section 2.4(b) hereof, subject to mandatory prepayment or acceleration as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement by Borrowers pursuant to Section 13.1.
          (b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received and will not be applied against the Obligations until such time as good, collected and immediately available funds are received in respect of each such item. Agent may charge Borrowers’ Account for the amount of any item of payment which is returned to Agent unpaid.
          (c) All payments of principal, interest and other amounts payable hereunder, or under any of the other Loan Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Revolving Advances as provided in Section 2.2 hereof.
          (d) Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.
     2.7. Repayment of Excess Advances. The aggregate balance of any Revolving Advances outstanding at any time in excess of the maximum amount of Revolving Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.
     2.8. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.
     2.9. Letters of Credit. Subject to the terms and conditions hereof, Agent shall issue standby letters of credit pursuant to this Agreement (“Letters of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances, plus (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without the deduction otherwise provided for under Section 2.1(a)(y)(iii)). The Maximum Undrawn Amount of outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Advances made as Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest but shall bear fees as provided in Section 3.2 hereof.
     2.10. Issuance of Letters of Credit.
          (a) Borrowing Agent, on behalf of Borrowers, may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, prior to 10:00 a.m., at least five (5) Business Days’ prior to the proposed date of issuance, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request.
          (b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein, and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the Revolving Credit Maturity. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Agent.
          (c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.
     2.11. Requirements For Issuance of Letters of Credit. In connection with all Letters of Credit, each Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority to act in place of such Borrower with respect to such Letters of Credit, when power may be exercised during the continuance of an Event of Default. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

     2.12. Disbursements, Reimbursement.
          (a) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent as Issuer a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.
          (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrowing Agent. Regardless of whether Borrowing Agent shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 Noon on each date that an amount is paid by Agent as Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent. In the event Borrowers fail to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon on the Drawing Date, Agent will promptly notify each Lender thereof, and Borrowers shall be deemed to have requested that a Revolving Advance made as a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit. Any notice given by Agent pursuant to this Section 2.12(b) may be oral if confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.
          (c) Each Lender shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.12(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender so notified fails to make available to Agent the amount of such Lender’s Commitment Percentage of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as Domestic Rate Loans on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.12(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.12(c) (i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.
          (d) With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.12(b) for any reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each Lender’s payment to Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.12.
          (e) Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than the Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.
     2.13. Repayment of Participation Advances.
          (a) Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrowers (i) in reimbursement of any payment made by the Agent as Issuer under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent.
          (b) If Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Agent pursuant to Section 2.13(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.
     2.14. Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.14 under all circumstances, including the following circumstances:
               (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, any Borrower or any other Person, or which Borrower may have against Agent, any Lender or any other Person, for any reason whatsoever;
               (ii) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.12;
               (iii) any lack of validity or enforceability of any Letter of Credit;

               (iv) any claim of breach of warranty that might be made by Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);
               (v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof; provided that Agent shall be responsible solely to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth (and Agent shall be protected by the provisions of this Section 2.14(v) so long as it shall have complied with such responsibility);
               (vi) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
               (vii) any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless the Agent has received written notice from Borrowing Agent of such failure within three (3) Business Days after the Agent shall have furnished Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
               (viii) any Material Adverse Effect;
               (ix) any breach of this Agreement or any other Loan Document by any party thereto;
               (x) the occurrence or continuance of an insolvency proceeding with respect to any Borrower;
               (xi) the fact that a Default or Event of Default shall have occurred and be continuing;
               (xii) the fact that the Revolving Credit Maturity Date shall have occurred and/or the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

               (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided Agent complies with clause (v) above.
     2.15. Indemnity. In addition to amounts payable as provided in Section 16.5, each Borrower hereby agrees to protect, indemnify, pay and save harmless Agent and any of Agent’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction, (b) the wrongful dishonor by the Agent or any of Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”) or (c) failure of Agent to determine that the documents and certificates required to be delivered under a Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth therein. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto. As between Borrowers and Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. Any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent under any resulting liability to any Borrower or any Lender.
     2.16. Additional Payments. Any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any other Loan Document including any Borrower’s obligations under Sections 4.2, 4.4, 4.10, 4.11, 4.12 and 6.1 hereof, may be charged to Borrowers’ Account as a Revolving Advance and added to the Obligations, and Lenders shall be obliged to fund their respective Commitment Percentages of the same (which shall be disbursed by Agent to the Agent and/or Lender that so expended such funds) regardless of whether any of the conditions under Sections 8.2 or 2.2 shall not be satisfied at the time such sums are so charged or whether the revolving credit commitments of the Lenders hereunder shall have otherwise been terminated at such time.
     2.17. Manner of Borrowing and Payment.
          (a) Each borrowing of Revolving Advances and each Term Loan shall be advanced according to the applicable Commitment Percentages of Lenders.

          (b) Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on any Term Loan shall be applied to such Term Loan pro rata according to the Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 p.m. in Dollars and in immediately available funds.
          (c) (i) Notwithstanding anything to the contrary contained in Sections 2.17(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by any Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 p.m., on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of such excess and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of such excess.
               (ii) Each Lender shall be entitled to earn interest at the applicable Contract Rate on outstanding Advances which it has funded.
               (iii) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.
          (d) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another

Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion and the obligations owing to each such purchasing Lender in respect of such participation and purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.
          (e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrowers; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrowers’ rights (if any) against such Lender.
     2.18. Voluntary Prepayments; Mandatory Prepayments.
          (a) Borrowers may voluntarily prepay the Revolving Advances and the Term Loans as follows:
               (i) Borrowers may voluntarily prepay the Revolving Advances in whole or in part at any time without notice or penalty, provided however that if Borrowers shall voluntarily prepay all of the Revolving Advances and request a termination of the revolving credit facility established pursuant to this Agreement pursuant to Section 13.1 hereof at any time prior to the Revolving Credit Maturity Date, Borrowers shall pay to Agent for the ratable benefit of Lenders an early revolving credit termination fee in an amount equal to one-half of one percent (0.50%) of the Maximum Revolving Advance Amount, which such fee shall be due and payable on the date of such prepayment and termination.
               (ii) Borrowers may voluntarily prepay the Term Loans in whole or in part at any time without notice or penalty, except that, in the case of any Term Loan that is a Fixed Rate Loan, (x) no such voluntary prepayment may be made unless Borrowers shall first have given Agent at least thirty (30) days prior written notice thereof and (y) at the time of such prepayment, Borrowers shall pay to Agent for the ratable benefit of Lenders a Fixed Rate Term Loan prepayment fee equal to the Net Loss with respect to such prepayment, which such fee shall be calculated as of and due and payable on the date of such prepayment.

               (iii) All prepayments of principal of any Advance shall be accompanied by and applied first to the payment of unpaid late charges, then to accrued and unpaid interest, and the balance against the unpaid principal of such Advance (and, in the case of any prepayment of any Term Loan, such prepayments applied to principal shall be applied to the remaining principal installments of such Term Loan in the inverse order of maturity). Any partial prepayments of any Term Loan shall not affect the Borrowers’ obligation to make the regularly scheduled Amortization Payments required under Section 2.4(b) hereof with respect to such Term Loan until the Loan is fully paid.
          (b) Subject to Section 4.3 hereof, when any Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrowers shall repay the Advances in an amount equal to the net cash proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions and the amount of taxes paid (or reasonably estimated to be payable) with respect to such dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net cash proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied first, to the repayment of the outstanding principal installments of the Term Loans in the inverse order of the maturities thereof (provided that, if more than one Term Loan is outstanding, such prepayments shall be applied (x) first to the repayment in such manner of the earliest maturing Term Loan that is a Variable Rate Loan (if any) (and if there is more than one such Term Loan that is a Variable Rate Loan, the repayments will be applied to the earliest maturing such Term Loan until paid in full, then to the next earliest maturing such Term Loan until paid in full and so on) and (y) after payment in full of all Term Loans that are Variable Rate Loans (if any), then to the repayment in such manner of the earliest maturing Term Loan that is Fixed Rate Loan (and if there is more than one such Term Loan that is a Fixed Rate Loan (if any), the repayments will be applied to the earliest maturing such Term Loan until paid in full, then to the next earliest maturing such Term Loan until paid in full and so on), and second, to the repayment of the remaining Advances in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof; provided that, in the event that all Term Loans and all Revolving Advances have been paid in full, (i) if there are any outstanding Letters of Credit, any remaining net proceeds to be applied as prepayments under this Section 2.18(a) may be held as cash collateral for any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b) to the extent necessary to fully cash collateralize such Letters of Credit in the amount required under Section 3.2(b), and (ii) if there are no outstanding Letters of Credit or if such Letters of Credit have been fully cash collateralized in accordance with Section 3.2(b), any remaining net proceeds shall be remitted to Borrowers.
     2.19. Use of Proceeds.
          (a) Borrowers shall apply the proceeds of Advances to (i) pay substantially all of the Merger Cash Consideration and to pay the costs and expenses of the Merger Transactions, (ii) providing the financing necessary to repay and refinance certain existing senior secured credit facilities of Swenson and the ROA Borrowers, (iii) pay Option Cash Out Payments, (iv) pay transactional fees and expenses, and (v) providing financing for the future working capital, capital expenditure and acquisition financing needs of Borrowers and reimburse drawings under Letters of Credit.
          (b) Without limiting the generality of Section 2.19(a) above, neither the Borrowers nor any other Person which may in the future become party to this Agreement or the other Loan Documents as a Borrower or guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.
     2.20. Defaulting Lender.
          (a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrowing Agent that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.20 while such Lender Default remains in effect. If the Defaulting Lender is Agent, then the remaining Lender having the highest Commitment Percentage shall become the interim Agent until a Successor Agent is selected pursuant to Section 14.4 below. At the request of the Borrowing Agent, the Agent, interim Agent and Successor Agent shall use reasonable efforts, but shall not be obligated, to find a replacement Lender for any Defaulting Lender.
          (b) Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender (other than any Defaulting Lender) pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.
          (c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents. All amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Advances outstanding or a Commitment Percentage.

          (d) Other than as expressly set forth in this Section 2.20 and Section 14.4, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.20 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.
          (e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.
     2.21. Authority to Charge Deposit Accounts. Without limiting the generality of any provision of this Agreement, if at any time any payment of any kind shall become due and payable hereunder (including without limitation scheduled principal payments on the Term Loans, interest payments on any Advances, payments of Letter of Credit Fees, payments of any other fees payable hereunder and payments of collateral audit and exam fees, appraisal costs and expenses, other costs and expenses of Agent, Issuer or Lender payable by Borrowers hereunder and payments for amounts paid by Agent in the performance of any Obligations of Borrowers hereunder), Agent may and is hereby authorized to debit and withdraw the amount of such payment from any operating account(s) of any Borrower maintained with Agent or any Lender, including without limitation the Zero Balance Account, and apply such funds to the satisfaction of such payment.
III. INTEREST AND FEES.
     3.1. Interest; Out of Formula and Overline Fees.
          (a) Interest on the Advances shall be payable (i) with respect to the Revolving Advances, in arrears on the first day of each month and (ii) with respect to the Term Loans, as provided for in Section 2.4(b); provided that all accrued and unpaid interest shall be due and payable with respect to all Revolving Advances and all Term Loans on the respective Maturity Dates thereof and also upon any acceleration of the Obligations following an Event of Default pursuant to Section 11.1 hereof. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to each Term Loan, the applicable Term Loan Rate (as applicable, the “Contract Rate”). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the applicable Contract Rates for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuance thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at the applicable Contract Rate for the various Obligations plus two and one-half percent (2.50%) per annum (the applicable Contract Rate as so increased, the “Default Rate”).
          (b) Without in any way limiting Borrowers’ obligations under Section 2.7 to immediately and without the necessity of any demand repay any Revolving Advances outstanding at any time in excess of the maximum amount of Revolving Advances permitted hereunder at such time, and without in any way implying any obligation or commitment on the part of Agent or any Lender to make or fund Revolving Advances or issue Letters of Credit in excess of the Formula Amount and/or the Maximum Revolving Advance Amount (as applicable), if for any reason the sum of the aggregate amount of all Revolving Advances and undrawn Letters of Credit outstanding as of any day shall exceed the maximum amount of Revolving Advances and undrawn Letters of Credit permitted hereunder on such day, then, in addition to all other interest (including, if applicable under the provisions of the foregoing Section 3.1(a), any interest at the Default Rate) and fees payable hereunder, the Borrowers shall pay to Agent for the ratable benefit of Lenders an additional out of formula/overline fee equal to two percent (2.00%) per annum of such excess amount for each such day, due and payable by Borrowers at the end of each such day.
          (c) Upon each funding of a LIBOR Rate Loan under Section 2.2(b) and each continuation of or conversion to a LIBOR Rate Loan under Section 2.2(c), Borrowers shall pay to Agent for its own account and benefit a LIBOR Rate Loan fee in the amount of $500, which shall be due and payable, and fully earned and non-refundable, on the date of such funding, continuation or conversion.
     3.2. Letter of Credit Fees.
          (a) Borrowers shall pay to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by one and one-quarter percent (1.25%) per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed (all of the foregoing fees, the “Letter of Credit Fees”). The Letter of Credit Fees for each Letter of Credit, calculated based on the initial Maximum Face Amount and the initial termination/expiry date thereof, shall be due and payable, and fully earned and non-refundable, in advance at the time of the issuance thereof. In the event of any amendment or renewal to any Letter of Credit that shall increase the Maximum Undrawn Amount thereof or extend the termination/expiry date thereof (including any renewal of any “evergreen” Letter of Credit for any particular renewal period due to Agent’s election not to give a notice of non-renewal with respect thereto by any applicable deadline specified in such Letter of Credit), additional Letter of Credit Fees for such Letter of Credit based on the amount of the increase in the Maximum Undrawn Amount and/or extended term shall be due and payable, and fully earned and non-refundable, in advance on the date of such amendment or renewal (which date, in the case of any renewal of any “evergreen” Letter of Credit, shall be deemed to be the date immediately following the last date on which

Agent had the right to give a notice of non-renewal for any given renewal period). In addition, Borrowers shall pay to Agent as the Issuer of the Letters of Credit any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses to be payable on demand. All such charges, fees and expenses shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Upon and after the occurrence of an Event of Default, and during the continuance thereof, at the option of Agent or at the direction of Required Lenders, the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.
          (b) At any time following the occurrence and during the continuance of an Event of Default at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term, (and, if applicable, in connection with any mandatory prepayment under Section 2.18 in excess of the outstanding amount of all Term Loans and Revolving Advances), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and ten percent (110%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Each Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of Issuer and Lender and each other holder of the Obligations a continuing first priority security interest in all such cash collateral and in all right, title and interests of such Borrower (if any) in and to any deposit account, securities account or investment account into which such cash collateral is deposited and/or in which such cash collateral is held from time to time (including any such account of Agent) to secure Borrowers’ continuing Obligations with respect to the Letters of Credit. Without limiting the generality of the foregoing, (x) Agent may deposit and hold such cash collateral in one or more general ledger or other operating account(s) of Agent and may commingle such cash collateral with other funds of Agent and (y) under no circumstances shall Agent have any obligation to account for or pay over to Borrowers any interest or other investment returns Agent may earn or receive as a result of holding the cash collateral or to otherwise pay any interest to Borrowers in respect of the cash collateral. No Borrower may withdraw or be entitled to any return of such cash collateral except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.
     3.3. Closing Fee and Facility Fee; Early Termination and Prepayment Fees.

          (a) Upon the execution of this Agreement, Borrowers shall pay to Agent for its own account and benefit a closing fee equal to (i) $50,000, minus (ii) any unused portion of any deposits for pre-closing costs and expenses of Agent paid by Swenson pursuant to any proposal or commitment letters entered into by Swenson and Agent in connection with the credit facilities established under this Agreement.
          (b) If, for any month prior to the Revolving Advance Maturity Date, the average daily unpaid balance of the Revolving Advances for each day of such month does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to one-quarter of one percent (0.25%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance. Such fee shall be payable to Agent in arrears on the first day of each month with respect to the previous month.
          (c) Upon the occurrence of any applicable event, Borrowers shall pay to Agent for the ratable benefit of the Lenders the early termination and prepayment fees provided for in Section 2.18(a) hereof.
     3.4. Collateral Exam Fees; Inventory Test Costs; Late Reporting Fee; Sweep Fees.
          (a) Following the conclusion by Agent or any audit contractor retained by Agent for such purpose of any collateral evaluation — namely any field examination, collateral analysis or other business analysis, with the frequencies described below, which evaluation is undertaken by Agent or for Agent’s benefit — Borrowers shall pay to Agent for its own account and benefit a collateral evaluation fee in an amount equal to $850 per day for each person employed to perform such evaluation whether in the field or in the office (which such per diem account shall be subject to increase at such time and from time to time as Agent shall generally increase its per diem audit fee for all borrowers with businesses and credit facilities similar in size to Borrowers), plus all costs and disbursements incurred by Agent in the performance of such examination or analysis. The collateral evaluation fees payable under this Section 3.4(a) with respect to any collateral evaluation shall be due and payable by Borrowers immediately upon demand therefor by Agent (which shall be accompanied by Agent’s invoice (and/or the invoice(s) of any audit contractor retained by Agent) for such fees). Borrowers acknowledge that it is the intention of Agent as of the Closing Date to conduct at least two (2) such field examinations and collateral audits per year, until such time as the Funded Debt to EBITDA Ratio as of any Covenant Testing Date is less than 2.25 to 1.00, in which case Agent would then intend to conduct only one (1) such field examination during the following year (unless Borrowers’ Funded Debt to EBITDA Ratio for any subsequent Covenant Testing Date during such year shall exceed 2.25 to 1.00, in which case Agent would return to the schedule of two (2) field examinations and collateral audits per year). Unless an Event of Default shall have occurred and be continuing, Agent shall perform (or cause to be performed) only once each year a test count of Borrowers’ Inventory, performed at each location at which Eligible Inventory is located, except for locations of Eligible Inventory in North Carolina or Pennsylvania, as to which such annual limitation shall not apply.
          (b) Borrowers shall pay to Agent for its own account and benefit all of the fees and out-of-pocket costs and expenses of only those appraisals of Borrowers’ assets conducted by Agent (and the appraisers retained by Agent) pursuant to Section 4.18 hereof after the occurrence and during the continuance of an Event of Default. Any appraisal fees, costs and expenses payable under this Section 3.4(b) shall be due and payable by Borrowers immediately upon demand therefor by Agent (which shall be accompanied by Agent’s invoice (and/or the invoice(s) of any appraisers retained by Agent) for such fees, costs and expenses).
          (c) If Borrowers shall fail to deliver any monthly collateral reporting or Borrowing Base Certificate or any financial statements and related Compliance Certificate required under either Section 9.5 or 9.6 or any projections or projections required in each case under Article IX hereof by the date any such report, certificate, financial statements or projections are due under the applicable Section hereof, then, in addition to any other increased interest or fees that may be applicable hereunder (including, if applicable, any increases to the Applicable Margins or any interest at the Default Rate), Borrowers shall pay to Agent for the ratable benefit of Lenders a late reporting fee of $500 per day for each day from the date after the applicable reporting deadline through and including the day the late report, certificate, financial statements or projections (in each case complying with all the applicable requirements of the applicable Section hereof) shall have been delivered to Agent.
          (d) For so long as People’s shall be the Agent, Borrowers shall pay to Agent for its own account and benefit a monthly sweep account administration fee for the administration of the Zero Balance Account of $750 per month, which fee shall be due and payable to Agent in arrears on the first day of each month.
     3.5. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.
     3.6. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.
     3.7. Increased Costs. In the event that any Applicable Law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender and the office or branch where Agent or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:
          (a) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any other Loan Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any other Loan Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office);
          (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or
          (c) impose on Agent or any Lender or the London interbank LIBOR market any other condition with respect to this Agreement or any other Loan Document;
     and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrowers shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be , provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.
     3.8. Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:
          (a) reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period; or
          (b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan, then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.
     3.9. Capital Adequacy.
          (a) In the event that Agent or any Lender shall have determined that any Applicable Law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender and the office or branch where Agent or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, regulation or condition.
          (b) A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.
     3.10. Gross Up for Taxes. If any Borrower shall be required by Applicable Law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the other Loan Documents to Agent, or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), (a) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) such Borrower shall make such withholding or deductions, and (c) such Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law.
IV. COLLATERAL: GENERAL TERMS.

     4.1. Security Interest in the Collateral. To secure the prompt payment and performance of the Obligations to Agent, Issuer, each Lender and each other holder of any of the Obligations, each Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of Issuer, each Lender and each other holder of any of the Obligations a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Borrower shall provide Agent with written notice of all commercial tort claims promptly upon becoming aware of the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court. Upon delivery of each such notice, such Borrower shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Borrower shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, except that Borrowers shall not be required to provide written notice of letters of credit supporting Eligible Receivables, but shall include the underlying Receivable on the Collateral schedules provided to Agent pursuant to Section 9.1 and shall make a detailed notation thereon to clearly identify each such letter or letters of credit that secures each such underlying Receivable, and at Agent’s request shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein. As of the Closing Date, no Borrower has any right, title or interest in any commercial tort claim or any letters of credit rights, other than letters of credit rights in favor of Borrowers which secure Eligible Receivables arising from sales to Customers outside of the United States.
     4.2. Perfection of Security Interest. Each Borrower shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral. By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of collateral as “all assets’ and/or “all personal property” of any Borrower) and all continuations or amendments to each such financing statement as Agent may elect. All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand. Without limiting contradicting any other provisions of this Agreement or any other Loan Document that may place further restrictions on Borrowers’ ability to take any of the following actions, no Borrower shall (i) change its legal name as of record with the Secretary of State (or other equivalent government official) of its jurisdiction of organization, (ii) change its jurisdiction of incorporation or become or purport to become organized under the laws of more than one jurisdiction, or (iii) change its type of legal entity (i.e., corporation, limited liability company, etc), without first giving Agent thirty (30) day’s prior written notice of such change.

     4.3. Disposition of Collateral. Each Borrower will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the Ordinary Course of Business and (b) the disposition or transfer of obsolete and worn-out Equipment in the Ordinary Course of Business during any fiscal year having an aggregate book value of not more than $2,000,000 and only to the extent that the proceeds of any such disposition are either (i) used to acquire replacement Equipment which is subject to Agent’s first priority security interest or (ii) are remitted to Agent to be applied pursuant to Section 2.18.
     4.4. Preservation of Collateral. Following the occurrence and during the continuance of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral. Each Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct, and without limiting the generality of the foregoing, in any such circumstances, Agent and its employees and agents shall have, and are hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers’ owned or leased property. All of Agent’s expenses of preserving the Collateral shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations, and Lenders shall be obliged to fund their respective Commitment Percentages of the same regardless of whether any of the conditions under Sections 8.2 or 2.2 shall not be satisfied at such time or whether the revolving credit commitments of the Lenders hereunder shall have otherwise been terminated at such time.
     4.5. Ownership of Collateral.
          (a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of the its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by each Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (iv) each Borrower’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business and the sale or disposition of Equipment to the extent permitted in Section 4.3 hereof.
          (b) (i) There is no location at which any Borrower has any Inventory (except for Inventory in transit) other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Borrower is stored; none of the receipts received by any Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrower and (B) the chief executive office of each Borrower; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Borrower, together with the names and addresses of any landlords.
     4.6. Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Borrower shall, without Agent’s prior written consent, pledge, sell (except for sales of Inventory in the Ordinary Course of Business and sales and dispositions of Equipment to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations in accordance with the terms of this Agreement, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Agent’s trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.
     4.7. Books and Records. Each Borrower shall keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; all in accordance with GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.
     4.8. Financial Disclosure. Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Borrower’s financial status and business operations.
     4.9. Inspection of Premises. At all reasonable times and from time to time as often as Agent shall elect in its Permitted Discretion, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business. Agent, any Lender and their agents (including any audit contractor retained by Agent as described in Section 3.4(a) above) may enter upon any premises of any Borrower at any time during business hours and at any other reasonable time, and from time to time as often as Agent shall elect in its Permitted Discretion, for the purpose of inspecting and evaluating the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business.
     4.10. Insurance. (a) The assets and properties of each Borrower at all times shall be maintained in all material respects in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Borrower so that such insurance shall remain in full force and effect. Each Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Borrower’s own cost and expense, each Borrower shall maintain such property and casualty insurance, business interruption insurance, public and product liability, insurance against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees and other insurance policies and coverages as shall be required by Agent in its Permitted Discretion from time to time, which such policies and coverages shall be in amounts and on terms (including deductibles) and issued by insurers satisfactory to Agent in its Permitted Discretion. Contemporaneously with the execution of this Agreement, the Agent has determined that the Borrowers’ existing coverages and insurers are satisfactory for purposes of this Section 4.10. Borrowers shall furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured, mortgagee and lender loss payee as its interests may appear with respect to all such insurance. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Borrower to make payment for such loss to Agent and not to such Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Agent jointly, Agent may endorse such Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims under all such insurance. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law. In the event that the Obligations exceed the amount of such loss recoveries received by Agent and applied thereto, the existence of such deficiency shall have no effect on Borrowers’ liability for such deficiency and all outstanding Obligations shall remain due and payable in accordance with the terms of this Agreement. Furthermore, Borrowers shall remain in full compliance at all times with respect to any Applicable Laws regarding worker’s compensation insurance. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, and charge Borrowers’ Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations (and Lenders shall be obliged to fund their respective Commitment Percentages of the same regardless of whether any of the conditions under Sections 8.2 or 2.2 shall fail to be satisfied at such time or whether the revolving credit commitments of the Lenders hereunder shall have otherwise been terminated at such time).
          (b) In the event of any loss or damage by fire or other casualty, any insurance proceeds relating to Inventory shall first reduce the Revolving Loan and then the outstanding principal balance of the Term Loans, in which case such insurance proceeds shall be applied to the then last maturing installments of principal of such Term Loans as the Agent may elect, provided, however, that if an Event of Default has occurred and is then continuing, such proceeds may be applied against the Obligations in such order as Agent may elect in its Permitted Discretion.
          (c) Notwithstanding anything in the foregoing clauses (a) and (b) of this Section 4.10, Borrowers (i) represent and warrant that as of both the Commitment Letter Date and the Closing Date (and at all times between), ROA did maintain and does maintain in full force and effect directors’ and officers’ liability insurance policies with Houston Casualty Company with aggregate coverage amounts of at least $15,000,000 and aggregate deductibles of no more than $150,000, evidenced by certificates of insurance provided to Agent on or about the Closing Date (as in effect on the Closing Date, the “ROA D&O Insurance”), (ii) represent and warrant that to the extent any settlement or order of judgment with respect to the Pending Shareholder Litigation or any Similar Shareholder Litigation which provides for a cash payment by or award of money damages against or an indemnification obligation payable by ROA either have been (prior to the Closing Date) or are hereafter agreed to or entered, such payments, awards of damages or indemnification obligations shall be of a type covered and within the risks insured against under the ROA D&O Insurance (subject to applicable policy limits and deductibles), and (iii) covenant and agree that Borrowers will cause ROA to maintain in full force and effect all of the ROA D&O Insurance in effect as of Closing Date or arrange substantially similar coverage with another insurer acceptable to Agent in its Permitted Discretion until the earlier of (A) the date on which Agent in satisfied, in its Permitted Discretion, both that (I) the Pending Shareholder Litigation and any Similar Shareholder Litigation (x) has resulted in a settlement, the terms of which have been fully-satisfied pursuant to any settlement agreement or similar document in connection therewith, (y) has been reduced to a final, non-appealable judgment which has been satisfied in full, or (z) is otherwise concluded and (II) there is no reasonable likelihood of the commencement of additional Similar Shareholder Litigation, and (B) the date on which Agent shall otherwise consent, in its sole discretion.
     4.11. Payment of Taxes. Each Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral unless and except to the extent any such Charges are being Properly Contested. In the event of any failure by Borrowers to comply with the foregoing, Agent may without notice to Borrowers pay the taxes, assessments or other Charges ( unless and except to the extent any such Charges are being Properly Contested) and each Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof, provided that Agent will not pay any taxes, assessments or Charges to the extent that any applicable Borrower has Properly Contested those taxes, assessments or Charges and given written notice of such contest to Agent. The amount of any payment by Agent under this Section 4.11 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations (and Lenders shall be obliged to fund their respective Commitment Percentages of the same regardless of whether any of the conditions under Sections 8.2 or 2.2 shall fail to be satisfied at such time or whether the revolving credit commitments of the Lenders hereunder shall have otherwise been terminated at such time) and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

     4.12. Payment of Leasehold Obligations. Each Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect except to the extent being Properly Contested and, at Agent’s request will provide evidence of having done so.
     4.13. Receivables.
          (a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.
          (b) Notification of Assignment of Receivables. At any time, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. At any time after the occurrence and during the continuance of an Event of Default and the election by Agent to exercise its rights under this sentence, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses may be charged to Borrowers’ Account and added to the Obligations.
          (c) Power of Agent to Act on Borrowers’ Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney with power (i) at any time: (A) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications/confirmations of Receivables; (C) to send verifications/confirmations of Receivables to any Customer; and (D) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (ii) at any time following the occurrence and during the continuance of a Default or Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H)

to receive, open and dispose of all mail addressed to any Borrower; and (I) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default under any of Sections 10.1, 10.5, 10.7 or 10.8 to change the address for delivery of mail addressed to any Borrower.
          (d) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence and during the continuance of an Event of Default or Default Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept following the occurrence and during the continuance of an Event of Default or Default the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower’s liability hereunder.
          (e) Establishment of Blocked Accounts and Lockboxes; Collection of Accounts and Management of Zero Balance Account. Borrowers shall establish and maintain (x) the Zero Balance Account with Agent and (y) one or more blocked deposit accounts for the deposit and concentration of payments and collections on Receivables and all other proceeds of Collateral (each a “Blocked Account”) with one or more United States banks or depository institutions acceptable to Agent from time to time in its Permitted Discretion (each a “Blocked Account Bank”) (provided that, without limiting the generality of the foregoing, for so long as People’s is the Agent, Agent may require that some or all of the Blocked Accounts be maintained with People’s; but further provided that, Agent and Lenders acknowledge and agree that for so long as KeyBank, National Association remains a Lender, the ROA Borrowers may maintain at least one Blocked Account with KeyBank, National Association). Each applicable Borrower, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account and which directs such Blocked Account Bank to transfer all funds on deposit in the Blocked Accounts on a daily basis to the Zero Balance Account. Lenders and all other holders of the Obligations, and Borrowing Agent shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. On each Business Day, Agent shall reconcile the Account Debits and the Account Credits with respect to the Zero Balance Account, and after such reconciliation: (i) to the extent that the Account Debits for such Business Day shall exceed the Account Credits for such Business Day, Borrowers shall be deemed to have requested a Revolving Advance in the amount of such excess and (subject to the satisfaction of the conditions set forth in Section 8.2 hereof) Lenders shall make and Agent shall disburse the proceeds of such Revolving Advance as further provided for in Section 2.2(a) and Section 2.3 hereof and (ii) to the extent that the Account Credits for such Business Day shall exceed the Account Debits for such Business Day, Agent shall apply such excess against the Obligations (including the cash collateralization of the Letters of Credit) in such order as Agent may determine. Notwithstanding anything to contrary contained in the foregoing, upon the occurrence and during the continuance of any Event of Default, Agent shall have the right to give instructions to each Blocked Account Bank directing that all funds from the Blocked Accounts be transferred on a daily basis not to the Zero Balance Account, but to such other account(s) of Agent as Agent may elect, and Agent may apply all such funds received by it from the Blocked Accounts under such circumstances against the Obligations (including the cash collateralization of the Letters of Credit) in such order as Agent may determine.
               (i) Until such time as Agent may require Borrowers to establish Lockboxes following the occurrence and during the continuance of an Event of Default as further provided for below or may otherwise elect to exercise its rights and remedies with respect to its Liens on the Receivables upon the occurrence and during the continuance of an Event of Default, Borrowers shall continue to collect their Receivables directly and may instruct their Customers to deliver all remittances and payments in respect thereof directly to Borrowers. Upon receipt by any Borrower of all such remittances, payments and collections in respect of the Receivables, and also upon any receipt by any Borrower of any other proceeds of Collateral, the applicable Borrower will hold such remittances, payments, collections and proceeds as Agent’s property held in trust for Agent pursuant to an express trust created hereby and shall not commingle any such remittances, payments, collections and proceeds with any funds or other property belonging to Borrowers, and the applicable Borrower shall as reasonably possible and in any event no later than one (1) Business Day after the date of any such receipt deposit all such remittances, payments, collections and proceeds (in original form, but with any necessary endorsements supplied) into the Blocked Accounts.
               (ii) Following the occurrence of any Event of Default, Agent acting in its Permitted Discretion or at the direction of Required Lenders may elect to require Borrowers to establish one or more lockboxes (each a “Lockbox”), which Lockboxes may be established with the then-existing Blocked Account Bank(s) and related to the then-existing Blocked Accounts or may be established with new Blocked Account Banks in connection with the establishment of new Blocked Accounts as Agent may require in its Permitted Discretion. After the establishment of such Lockboxes, Borrowers shall instruct their Customers to deliver all remittances and payments in respect of the Receivables directly to the Lockboxes and/or to the Blocked Accounts; provided that, in the event that despite such instructions, any Customer shall deliver any remittances or payments in respect of the Receivables directly to Borrowers, the applicable Borrower will hold such remittances, payments, collections and proceeds as Agent’s property held in trust for Agent pursuant to an express trust created hereby and shall not commingle any such remittances, payments, collections and proceeds with any funds or other property belonging to Borrowers, and the applicable Borrowers shall as reasonably possible and in any event no later than one (1) Business Day after the date of any such receipt deposit all such remittances, payments, collections and proceeds (in original form, but with any necessary endorsements supplied) into the Blocked Accounts. Once Agent (acting in its Permitted

Discretion or at Required Lender’s instructions) shall have exercised its rights under this subparagraph (ii) to require the establishment of Lockboxes, Borrowers shall be required to continue to maintain such Lockboxes and comply with all of the provisions of this subparagraph (ii) regardless of whether the Event(s) of Default which allowed Agent to exercise its rights hereunder are subsequently waived by Lenders.
          (f) Deposit Accounts and Securities Accounts. All deposit accounts (including all Blocked Accounts), securities accounts and investment accounts of each Borrower and its Subsidiaries as of the Closing Date are set forth on Schedule 4.13(f). No Borrower shall open any new deposit account, securities account or investment account unless (i) Borrowers shall have given at least thirty (30) days prior written notice to Agent and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not the Agent, that bank, depository institution or securities intermediary, each applicable Borrower and Agent shall first have entered into an account control agreement in form and substance satisfactory to Agent in its Permitted Discretion sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.
          (g) Adjustments. No Borrower will, without Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Borrower.
     4.14. Inventory. To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.
     4.15. Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved except with respect to Equipment which Borrowers have determined is obsolete or being taken out of service. No Borrower shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation.
     4.16. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assumes any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.
     4.17. Environmental Matters. Subject to the information set forth on the Disclosure Schedules:

          (a) Borrowers shall ensure that the Real Property and all operations and businesses conducted thereon remains in compliance with all Environmental Laws in all material respects and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities.
          (b) Borrowers shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.
          (c) Borrowers shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance in all material respects with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Borrowers shall use their best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrowers in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.
          (d) In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.
          (e) Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between any Borrower and the Authority regarding such claims to Agent until the claim is settled. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

          (f) Borrowers shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary actions in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices; or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.
          (g) Promptly upon the written request of Agent from time to time, in its Permitted Discretion, Borrowers shall provide Agent, at Borrowers’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent in its Permitted Discretion. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require, in its Permitted Discretion, Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.
     4.18. Appraisals. Agent may, in its Permitted Discretion, exercised in a commercially reasonable manner, at any time after the Closing Date, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of Borrowers’ assets, including Inventory, machinery and equipment and Real Property, and Borrowers shall provide the employees and agents of such appraisal firms with access to the business Premises and Collateral to conduct such appraisals in the same manner as Borrowers are obligated to provide access to Agent for inspections and collateral evaluations under Section 4.9 hereof.
V. REPRESENTATIONS AND WARRANTIES.
     Each Borrower represents and warrants that, after giving effect to the consummation of the transactions contemplated by this Agreement, including the Merger Transactions and subject to the information set forth in the Disclosure Schedules:

     5.1. Authority. Each Borrower has full power, authority and legal right to enter into this Agreement and the other Loan Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the other Loan Documents have been duly executed and delivered by each Borrower, and this Agreement and the other Loan Documents constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability. The execution, delivery and performance by each Borrower of this Agreement and of the other Loan Documents (a) are within such Borrower’s corporate or limited liability company powers, have been duly authorized by all necessary corporate or limited liability company action, are not in contravention of law or the terms of such Borrower’s Organizational Documents or of any Material Contract or undertaking to which such Borrower is a party or by which such Borrower is bound, including the Merger Agreement, (b) will not conflict in any material respect with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any Organizational Document or any other instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound, including under the provisions of the Merger Agreement.
     5.2. Formation and Qualification.
          (a) Each Borrower is duly organized and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Borrower has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any material amendment or changes thereto.
          (b) The only Subsidiaries of each Borrower are listed on Schedule 5.2(b).
     5.3. Survival of Representations and Warranties. All representations and warranties of each Borrower contained in this Agreement and the other Loan Documents shall be true at the time of such Borrower’s execution of this Agreement and the other Loan Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.
     5.4. Tax Returns. Each Borrower’s federal tax identification number is set forth on Schedule 5.4. Each Borrower has filed all federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges or Charges that are due and payable, except for any taxes or Charges that are being Properly Contested. No Borrower is currently the subject of any audit by any taxing authority.

     5.5. Financial Statements.
          (a) The pro forma balance sheet of Borrowers on a Consolidated Basis (the “Pro Forma Balance Sheet”) furnished to Agent on the Closing Date and annexed hereto as Exhibit 5.5(a) reflects the consummation of the transactions contemplated by this Agreement including the Merger Transactions and is accurate, complete and correct in all material respects and fairly reflects the financial condition of Borrowers on a Consolidated Basis as of the Closing Date after giving effect to the transactions contemplated by this Agreement including the Merger Transactions, and, except for the absence of footnotes and subject to normal year end adjustments, has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer of Borrowing Agent.
          (b) The month by month projected operating budget and cash flow of Borrowers on a consolidated and consolidating basis for Borrowers’ fiscal year 2011 (including an income statement by division for each month, a cash flow statement for each month and a balance sheet as at the end of each month), copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”) were prepared by the Chief Executive Officer and the Chief Financial Officer of Swenson and reflect the consummation of the transactions contemplated by this Agreement including the Merger Transactions, and are based on underlying estimates and assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers’ good faith judgment based on present circumstances and current facts known to Borrowers of the most likely set of conditions and course of action for the projected period. Such Projections together with the Pro Forma Balance Sheet, are referred to as the “Pro Forma Financial Statements”.
          (c) All of (i) the consolidated and consolidating balance sheets of (x) Swenson and its consolidated Subsidiaries (if any) as of December 31, 2009 and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, and (y) ROA and its consolidated Subsidiaries as of December 31, 2009 and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date and (ii) the consolidated and consolidating balance sheets of (x) Swenson and its consolidated Subsidiaries (if any) as of October 31, 2010 and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, prepared by the management of Swenson, and (y) ROA and its consolidated Subsidiaries as of October 31, 2010 and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, prepared by the management of ROA, copies of which such financial statements described in clauses (i) and (ii) have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied except for the absence of footnotes and subject to normal year end adjustments in the case of the financial statements described in clause (ii) and present fairly in all material respects the financial position of the applicable Borrowers and their respective Subsidiaries at such date and the results of their operations for such period. Since December 31, 2009, there has been no change in the condition, financial or otherwise, of Borrowers or their Subsidiaries as shown on the respective consolidated balance sheets of Swenson and its consolidated Subsidiaries (if any) and ROA and its consolidated Subsidiaries as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrowers and their respective Subsidiaries, except changes in the Ordinary Course of Business and the changes resulting from the Merger Transactions, none of which individually or in the aggregate has been materially adverse.
     5.6. Entity Names. Excluding the Merger Transactions, no Borrower has been known by any other corporate name in the past five years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Borrower been the surviving entity of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.
     5.7. O.S.H.A. and Environmental Compliance.
          (a) Without limiting the provisions of Section 4.17 above or Sections 5.7(b) or (c) below, each Borrower has duly complied and is in compliance, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance, in all material respects with the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been and are no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.
          (b) Each Borrower has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.
          (c) (i) There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property including any premises leased by any Borrower; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property in violation of any Applicable Laws including, to the knowledge of Borrowers, on any premises leased by any Borrower; (iii) no Hazardous Substances are present on the Real Property including, to the knowledge of the Borrowers, on any premises leased by any Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations.
     5.8. Solvency; No Litigation, Violation, Indebtedness or Default; Compliance with Laws.
          (a) Both before and after giving effect to the Merger Transactions and the other transactions contemplated by this Agreement, Borrowers, taken together as a group on a combined basis are solvent, able to pay their debts as they mature, had on the Closing Date and will have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

          (b) Except as disclosed in Schedule 5.8(b), no Borrower has (i) any pending or, to the best of such Borrower’s knowledge, threatened litigation, arbitration, actions or proceedings against such Borrower which could reasonably be expected to have a Material Adverse Effect, and (ii) any Indebtedness other than the Obligations.
          (c) Without limiting the provisions of Sections 4.17 or 5.7 above, no Borrower is in violation of any Applicable Law in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal, which violation could reasonably be expected to have a Material Adverse Effect.
          (d) No Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto. Without limiting the generality of Section 5.8(c) above, except as set forth on Schedule 5.8(d) (i) no Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan as currently in effect which is intended to be a qualified plan under Section 401(a) of the Code has been (1) determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or (2) is a prototype plan which has received a current opinion letter from the Internal Revenue Service; (iii) neither any Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) at this time, the current value of the assets of each Plan (other than defined contribution plans) exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972, 4980B or 4980D of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) each Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan; (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of any Borrower or any member of the Controlled Group; (xii) neither any Borrower nor any member of the

Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Borrower nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.
     5.9. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by any Borrower are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the intellectual property rights which are necessary for the operation of its business; no Borrower has received any objection to or pending challenge to the validity of any such patent, trademark, copyright, design rights, tradename, trade secret or license that could reasonably be expected to have a Material Adverse Effect and no Borrower is aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held by any Borrower and all trade secrets used by any Borrower consist of original material or property developed by such Borrower or was lawfully acquired by such Borrower from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all software used by any Borrower (excluding any software that was acquired pursuant to a “shrinkwrap” license or any other software that generally commercially available (such as Window operating systems, Microsoft Office, Adobe Acrobat, etc.), such Borrower is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 hereto.
     5.10. Licenses and Permits. Except as set forth in Schedule 5.10, each Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business, except where such non-compliance or such failure to procure could reasonably be expected to have a Material Adverse Effect. Schedule 5.10 sets forth each such material license and permit which by its terms will expire or terminate prior to the Revolving Credit Maturity Date.
     5.11. Default of Indebtedness. No Borrower is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any such Indebtedness has been issued, which could reasonably be expected to have a Material Adverse Effect, and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder which default could reasonably be expected to have a Material Adverse Effect.

     5.12. No Default. No Borrower is in default in its payment or performance of any material term of its contractual obligations under any Material Contract and no Default or Event of Default has occurred and is continuing under any Material Contract which could reasonably be expected to have a Material Adverse Effect.
     5.13. No Burdensome Restrictions. No Borrower is party to any contract or agreement, the continued performance of which by the Borrowers of the obligations and duties under such contract in accordance with its terms when considered in relation to its rights and benefits, could reasonably be expected to have a Material Adverse Effect. Each Borrower has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.
     5.14. No Labor Disputes. No Borrower is involved in any labor dispute which could reasonably be expected to have a Material Adverse Effect; there are no strikes or walkouts or union organization of any Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto which could reasonably be expected o have a Material Adverse Effect.
     5.15. Margin Regulations; Investment Company Act. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.
     5.16. Disclosure. No representation or warranty made by any Borrower in this Agreement, the Merger Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made (it being agreed that with respect to the Proforma Balance Sheet and the Projections, the foregoing will be subject to the provisions of Section 5.5). There is no fact known to any Borrower which such Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement including the Merger Transactions which could reasonably be expected to have a Material Adverse Effect.
     5.17. Delivery of Merger Agreement. Agent has received complete copies of the Merger Agreement (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof, and of the certificate of merger being filed on the Closing Date with the Secretary of State of Vermont. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.
     5.18. Business and Property of Borrowers. Upon and after the Closing Date, Borrowers do not propose to engage in any business other than the granite business including, but not limited to, the exploration and development of granite quarries, granite quarrying of dimension granite blocks, crushing granite in or from the quarries into granite aggregate, the manufacturing of granite products of any kind for any purpose, the promotion, and sale or other distribution of such granite products at wholesale and retail throughout the world and activities necessary to conduct the foregoing. On the Closing Date, each Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower as it is presently being conducted.
     5.19. Anti-Terrorism Laws.
          (a) General. Neither any Borrower nor any Affiliate of any Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          (b) Executive Order No. 13224. Neither any Borrower nor any Affiliate of any Borrower or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):
               (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;
               (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;
               (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
               (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;
               (v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or
               (vi) a Person or entity who is affiliated or associated with a Person or entity listed above.
     Neither any Borrower nor to the knowledge of any Borrower, any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.
     5.20. Trading with the Enemy. No Borrower has engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.
     5.21. Merger Agreements, Federal Securities Laws.
          (a) Each of the representations made by Swenson, Acquisition Sub or any of the ROA Borrowers in the Merger Agreement is hereby incorporated herein by reference thereto, and all of such representations and warranties are true and correct in all material respects (such materiality standard to be applicable only to the extent any such representations and warranties are not similarly qualified in the Merger Agreement) as of the Closing Date, except to the extent any such representation or warranty was expressly made only as of a specified earlier date, in which case each such representation and warranty was true and correct in all material respects (such materiality standard to be applicable only to the extent any such representations and warranties are not similarly qualified in the Merger Agreement) as of the relevant specified date.
          (b) Other than ROA, neither any Borrower nor any of its Subsidiaries currently or within the last five (5) year: (i) is or was required to file periodic reports under the Exchange Act, (ii) has or had any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.
          (c) From October 1997 through immediately prior to the Closing Date, ROA (i) was a publicly held company with securities registered under Section 12(g) of the Exchange Act and subject to requirements to file periodic reports with the Securities and Exchange Commission under the Exchange Act and the rules and regulations promulgated thereunder, and (ii) had securities registered for trading on the Nasdaq Global Market (“Nasdaq”). Immediately prior to the Closing Date, ROA, (x) was in compliance in all material respects with all of its filing and reporting requirements under the Exchange Act, and (y) had complied with all of the requirements under the Exchange Act and all of the rules and regulations promulgated thereunder and all of the requirements under the rules and regulations of Nasdaq (other than the final filing of a Form 15 and notice of delisting to Nasdaq) applicable to “going private” transactions and the “delisting” of securities from Nasdaq as necessary for ROA to cease to be subject to any requirements to file periodic reports with the Securities and Exchange Commission under the Exchange Act and/or the rules and regulations promulgated thereunder and for all securities of ROA to cease to be traded on Nasdaq.
          (d) Simultaneously with the closing and initial funding hereunder, the Merger Transactions are being consummated in compliance with all Applicable Laws, including without limitation the Vermont Business Corporation Act and the Exchange Act and the rules and regulations promulgated thereunder (including all provisions of and rules and regulations under the Exchange Act applicable to “going private” transactions).

     5.22. Equity Interests. The authorized and outstanding Equity Interests of each Borrower and each legal and beneficial holder thereof as of the Closing Date after giving effect to the Merger Transactions is as set forth on Schedule 5.22 hereto. All of the Equity Interests of each Borrower have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.22, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Borrower or any of the shareholders of any Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Borrowers. Except as set forth on Schedule 5.22, Borrowers have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.
     5.23. Material Contracts. Schedule 5.23 sets forth all Material Contracts of the Borrowers as of the Closing Date. Each Material Contract is in full force and effect and Borrowers have not received notice or otherwise do not have knowledge of any defaults existing thereunder which could reasonably be expected to have a Material Adverse Effect.
VI. AFFIRMATIVE COVENANTS.
     Except as may otherwise be agreed in writing by Agent, Required Lenders and Borrower Agent, each Borrower shall, until payment in full of the Obligations and termination of this Agreement:
     6.1. Payment of Fees. Pay to Agent on demand all usual and customary fees and expenses identified in this Agreement which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts and/or any account control agreements as provided for in Section 4.13(e) or (f). Agent may, without making demand, charge Borrowers’ Account for all such fees and expenses.
     6.2. Conduct of Business and Maintenance of Existence and Assets; Compliance with Law.
          (a) (i) Conduct continuously and operate actively its business according to good business practices and maintain all of its existing properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral where the failure to do so could reasonably be expected to have a Material Adverse Effect; (ii) keep in full force and effect its legal existence; and (iii) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof and where the failure to do so could reasonably be expected to have a Material Adverse Effect.

          (b) Without limiting or contradicting any more specific or restrictive provisions of this Agreement regarding compliance with the Federal Occupational Safety and Health Act, Environmental Laws or ERISA (specifically any of the requirements of Sections 4.17, 5.7 or 7.14 hereof), comply with the provisions of all Applicable Laws with respect to the Collateral and with respect to Borrowers and the ownership and operation of Borrowers’ businesses, facilities, business, assets, property, leaseholds, Real Property and Equipment, except to the extent of any non-compliance which could not, either individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.
     6.3. Government Receivables. Take all steps within its power necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act and the Uniform Commercial Code and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States or any department, agency or instrumentality thereof.
     6.4. Financial Covenants.
          (a) Debt Service Coverage Ratio. Cause to be maintained as of the end of each fiscal quarter, a Debt Service Coverage Ratio for Borrowers on a Consolidated Basis for the trailing twelve-month fiscal measurement period ending on the last day of such fiscal quarter of not less than 1.20 to 1.0.
          (b) Funded Debt to EBITDA Ratio. Cause to be maintained as of the end of each fiscal quarter, a Funded Debt to EBITDA Ratio for Borrowers on a Consolidated Basis, with EBITDA based on the trailing twelve-month fiscal measurement period ending on the last day of such fiscal quarter, of not more than 3.75 to 1.0.
     6.5. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.
     6.6. Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its Indebtedness and other obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or to the extent that the amount or the validity thereof is currently being Properly Contested.
     6.7. Standards of Financial Statements. Cause all financial statements delivered by Borrowers to Agent and Lenders hereunder or under any other Loan Documents (specifically including those financial statements referred to in Sections 9.5, 9.6 and 9.7) as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to the absence of footnotes and normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

     6.8. Form 15 and Notice of Delisting. Cause ROA to (i) file a final Form 15 and notice of delisting to Nasdaq, and deliver to Agent evidence of same, in each case within five (5) Business Days after the Closing Date and (ii) comply with and otherwise take all actions required or otherwise further requested by SEC and Nasdaq in connection with the ROA’s filing of such Form 15 and notice of delisting and to provide Agent with evidence of same at Agent’s reasonable request.
     6.9. Post Closing Obligations
          (a) Permits. Deliver to Agent, on or before the applicable date set forth below (or on such later date as may be consented to in writing by Agent in its sole discretion), evidence satisfactory to Agent that the following permits shall have been amended to the extent required to reflect the new ownership structure of the ROA Borrowers, and/or to show any changes in officers and directors of the ROA Borrowers: (i) on or before the date that is ten (10) days after the Closing Date, each of the United States Mine Safety and Health Administration registrations for each of the properties of the ROA Borrowers identified on Schedule 5.10, (ii) on or before the date that is thirty (30) days after the Closing Date, all high explosives permits issued by the United States Bureau of Alcohol, Tobacco and Firearms, (iii) on or before the date that is forty-five (45) days after the Closing Date, all permits issued by the Commonwealth of Pennsylvania listed on Schedule 5.10, (iv) on or before the date that is sixty (60) days after the Closing Date, all permits issued by the States of Vermont and North Carolina, and the Province of Quebec listed on Schedule 5.10, and (v) on or before the date that is ten (10) days after the Closing Date, each of the other permits listed on Schedule 5.10.
          (b) Engineer’s Report Concerning Underground Storage Tanks. Deliver to Agent, on or before the date that is one hundred eighty (180) days after the Closing Date, the report of an independent engineer satisfactory to Agent, concerning such engineer’s assessment (all costs, fees and expenses of such assessment and report to be paid by the Borrowers) of the condition and useful life expectancy of the two oldest underground storage tanks located at the ROA’s manufacturing facility in Barre, Vermont, and such other reports, documentation and information as Agent may reasonably request arising from or related to the foregoing.
          (c) Deposit Account Control Agreements. Use commercially reasonable efforts to deliver to Agent as soon as possible after the Closing Date, but in no event any later than the date that is thirty (30) days after the Closing Date, each in form and substance satisfactory to Agent or unless Agent shall otherwise agree in its discretion, a deposit account control agreement with respect to each of the depository accounts set forth below and, in each case, duly executed by Swenson, People’s and the applicable bank set forth below:
(i)	[redacted] Account No.: xxxxxxxxxxxx

(ii)	[redacted] Account No.: xxxxxxxxxx

(iii)	[redacted] Account No.: xxxxxxxxxx
          (d) Landlord Waiver. Use commercially reasonable efforts to deliver to Agent, on or before the date that is thirty (30) days after the Closing Date (or such later date as may be agreed to by Agent in its sole discretion), in form and substance satisfactory to Agent or unless Agent shall otherwise agree in its discretion, a waiver and consent letter duly executed by the Agent and the landlord or owner of the Borrowers’ leased location at 22 Austin Road, North Kingstown, RI 02860.
          (e) North Carolina Deed of Trust. The applicable Borrower shall execute a Deed of Trust, in the form previously agreed upon by the Agent and Borrowers, for such portions of the Salisbury Pink Quarry and Carolina Saw Plant property located in Salisbury, North Carolina for which Borrowers did not previously execute and deliver a Deed of Trust to Agent and shall cooperate with Agent in establishing and confirming Borrowers’ ownership to such portions.
VII. NEGATIVE COVENANTS.
     Except as may otherwise be agreed in writing by the Agent, Required Lenders and Borrower Agent, no Borrower shall, until satisfaction in full of the Obligations and termination of this Agreement:
     7.1. Merger, Consolidation, Acquisition and Sale of Assets.
          (a) Enter into any merger, consolidation or other reorganization with or into any other Person or permit any other Person to consolidate with or merge with it, or make any Acquisition, except that:
               (i) Borrowers may enter into and consummate the Merger Transactions;
               (ii) Borrowers may make any Acquisition that is funded with the proceeds of an Additional Term Loan, and
               (iii) Borrowers may make any Acquisitions other than an Acquisition permitted under the preceding Section 7.1(a)(ii) and may (but shall not be required to) use the proceeds of a Revolving Advance to pay some or all of the consideration for such an Acquisition (subject to all of the otherwise applicable requirements of this Agreement for the making of a Revolving Advance (including but not limited to Sections 2.1, 2.2 and 8.2)), but only if:
                    (A) the total amount of consideration paid in cash by all Borrowers in respect of all such Acquisitions made pursuant to this Section 7.1(a)(iii) in any fiscal year shall not exceed $1,000,000 in the aggregate;
                    (B) the total amount of consideration paid in cash by all Borrowers in respect of all such Acquisitions made pursuant to this Section 7.1(a)(iii) during the period from the Closing Date through the Revolving Credit Maturity Date shall not exceed $2,000,000 in the aggregate;
                    (C) both prior to and immediately after giving effect to such Acquisition, no Default or Event of Default shall exist, and Borrowers shall have prepared and delivered to Agent a certificate satisfactory in form and substance to Agent in its Permitted Discretion setting forth in reasonable detail Borrowers’ projected pro forma compliance (after giving effect to such Acquisition) with all applicable financial and availability covenants contained in this Agreement as of the last day of the then-current fiscal quarter, with such projections to be prepared as if such Acquisition had been consummated on the first day of such then-current fiscal quarter; and
                    (D) after giving effect to the consummation of any such Acquisition made pursuant to this Section 7.1(a)(iii) and the funding of any related Revolving Advance, Borrowers shall have Undrawn Availability of at least $3,000,000.
          Notwithstanding anything to the contrary contained in any provision of this Agreement, no assets acquired in any Acquisition (including the assets of any Person being Acquired through a purchase of Equity Interests) shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent.
          (b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) dispositions of Inventory and Equipment to the extent expressly permitted by Section 4.3, (ii) any other sales or dispositions expressly permitted by this Agreement, and (iii) renewals of existing leases of Real Estate or other assets.
     7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.
     7.3. Investments. Make any Acquisitions involving the purchase of the Equity Interests of any Person or otherwise purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (e) the Merger Transactions, (f) any Acquisition involving the purchase of the Equity Interests of any Person that is funded with the proceeds of an Additional Term Loan, and (g) any Acquisition involving the purchase of the Equity Interests of any Person that is made in accordance with the provisions of Section 7.1(a)(iii) above. The provisions of this Section 7.3 shall not prohibit any Borrower or any Subsidiary of any Borrower from accepting obligations or Equity Interests of any Customer in satisfaction of any Receivables owing to such Borrower or Subsidiary as a part of any bankruptcy or insolvency proceedings with respect to such Customer.
     7.4. Loans. Make advances, loans or extensions of credit to any Person, including (a) any Parent, Subsidiary or Affiliate (including, without limitation, ROA Canada and ROA Luxembourg), except for the extension of commercial trade credit to any such Person in connection with the sale of Inventory in the Ordinary Course of Business and (b) advances of out-of-pocket business expenses to any employee of any such Parent, Subsidiary or Affiliate (other than ROA Canada and ROA Luxembourg) in the Ordinary Course of Business.
     7.5. [RESERVED].
     7.6. Distributions. Pay or make any distribution on any Equity Interest of Borrower or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any such Equity Interest, of any Borrower, excluding the Merger Transactions and the Option Cash Out Payments, other than dividends or distributions paid by any Borrower or any Subsidiary of any Borrower to a Borrower, except that Swenson shall be permitted to make distributions to its members as it may elect, and may use the proceeds of a Revolving Advance to pay some or all of any such distribution (subject to all of the otherwise applicable requirements of this Agreement for the making of a Revolving Advance (including but not limited to Sections 2.1, 2.2 and 8.2), so long as (a) as of the date of any proposed distribution, no Event of Default or Default shall have occurred and be continuing and would not occur after giving pro forma effect to such payment(s), and (b) at least five (5) days prior to the date Swenson intends to make the proposed distribution, Borrowing Agent shall have delivered to Agent written notice of its intent to make such distribution, specifying the date and amount thereof, and a certificate satisfactory in form and substance to Agent in its reasonable discretion setting forth in reasonable detail Borrowers’ projected pro forma compliance (after giving effect to such distribution) with all applicable financial and availability covenants contained in this Agreement as of the last day of the then-current fiscal quarter, with such projections to be prepared as if such distribution (and any related Revolving Advance) had been made on the first day of the such then-current fiscal quarter.
     7.7. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt and the endorsement of checks and other negotiable instruments in the Ordinary Course of Business) other than: (i) the Obligations; (ii) Indebtedness (including Capitalized Lease Obligations) incurred for Capital Expenditures or Acquisitions of a quarry not financed with the proceeds of an Advance hereunder, provided that (x) the amount of all such Indebtedness incurred in any fiscal year, together with any indebtedness incurred in such fiscal year under clause (iii) of this Section 7.7, shall not exceed $500,000, (y) the total amount of all such Indebtedness outstanding at any time, together with the total amount of all Indebtedness incurred under clause (iii) of this Section 7.7 outstanding at such time, shall not exceed $1,000,000 in the aggregate and (z) such Indebtedness under this clause (ii) shall not be secured by any Liens on any property or assets of Borrower other than purchase money Liens on the equipment or other capital or fixed assets (including any quarry) acquired with the proceeds of such Indebtedness, (iii) other unsecured Indebtedness for borrowed money provided that (x) the amount of all such Indebtedness incurred in any fiscal year, together with any Indebtedness incurred in such fiscal year under clause (ii) of this Section 7.7, shall not exceed $500,000, and (y) the total amount of all such Indebtedness outstanding at any time, together with the total amount of all Indebtedness incurred under clause (ii) of this Section 7.7 outstanding at such time, shall not exceed $1,000,000 in the aggregate and (iv) Indebtedness existing as of the Closing Date and listed on Schedule 5.8(b).
     7.8. Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.
     7.9. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (i) the Merger Transactions, (ii) transactions among Borrowers, (iii) transactions expressly permitted by other provisions of this Agreement, (iv) payments of salaries, bonuses, expenses, benefits, retirement benefits and other amounts due to members of Swenson with respect to services provided by them, and (v) transactions disclosed in writing to the Agent, which transactions, in the case of those described in each of clauses (iv) and (v) hereof are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate. Nothing in this Section 7.9 or this Agreement shall prevent Borrowers from: (1) selling granite blocks or products to or buying such products from ROA Canada and receiving and making payments therefore in the Ordinary Course of Business among commonly owned companies in compliance with applicable US and Canada laws relating to such inter company transactions, (2) receiving management fees or other payments from ROA Canada for services rendered, and (3) receiving dividends paid by ROA Canada.
     7.10. Subsidiaries.
          (a) Without limiting or contradicting Sections 7.1 and 7.3 above, form or acquire any Subsidiary (other than pursuant to the Merger Transactions) unless (i) such Subsidiary expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the Obligations of Borrowers, (ii) after giving effect to such formation or acquisition, and such joinder, Borrowers (including such new Subsidiary) shall be in compliance with all of the provisions of this Agreement (including this Article VII) and no Default or Event of Default shall have occurred, and (iii) Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions.
          (b) Enter into any partnership, joint venture or similar arrangement.
     7.11. Fiscal Year and Accounting Changes. Change its fiscal year end from December 31st or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.
     7.12. Amendment of Organizational Documents. Except for any changes to the Organizational Documents of Swenson and/or ROA made in connection with the Merger Transactions, amend, modify or waive any material term or material provision of its Organizational Documents unless required by law.
     7.13. Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire prior to the scheduled maturity thereof any Indebtedness of any Borrower, excluding in any such case trade debt incurred in the ordinary course of Borrowers’ business.

     7.14. ERISA Violations. Either (i) permit a Termination Event or a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code to occur with respect to any Plan, (ii) permit any of the representations and warranties set forth in Section 5.8(d) to become untrue at any time and/or as of any date, (iii) otherwise permit the occurrence of any other event with respect to any Plan which in any case (x) does or could be reasonably expected to give rise to any Lien against any material assets or property of any Borrower, or (y) could reasonably be expected to result in any liability of any Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency, in excess of $100,000, (iv) fail to promptly notify Agent of the occurrence of any Termination Event; or (v) otherwise fail to comply, or permit a member of the Controlled Group to fail to comply in all material respects with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan.
     7.15. Anti-Terrorism Laws. No Borrower shall, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Affiliate or agent to:
          (a) Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.
          (b) Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.
          (c) Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law. Borrower shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Borrower’s compliance with this Section.
     7.16. Trading with the Enemy Act. Engage in any business or activity in violation of the Trading with the Enemy Act.
     7.17. Federal Securities Laws.
          (a) With respect to all Borrowers and their Subsidiaries other than ROA, either (i) take any actions the result of which would be that any such Borrower or Subsidiary is required to file periodic reports under the Exchange Act, (ii) register any securities under the Exchange Act or (iii) file a registration statement under the Securities Act.
          (b) With respect to ROA, (i) prior to the filing of the Form 15 and notice of delisting to Nasdaq to be filed pursuant to Section 6.8 delay or prevent the effectiveness of ROA’s elections to cease to be subject to any requirements to file periodic reports with the Securities and Exchange Commission under the Exchange Act and/or the rules and regulations promulgated thereunder and for all securities of ROA to cease to be traded on the Nasdaq, and (ii) after the final effectiveness of all of ROA’s “going private” elections as described in the foregoing clause (i), take any of the actions prohibited under the preceding Section 7.17(a).
VIII. CONDITIONS PRECEDENT.

     8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:
          (a) Agreement and Notes. Agent shall have received (i) this Agreement duly executed and delivered by an authorized officer of each Borrower and each Lender and (ii) the Revolving Credit Notes and the Term Notes for the Initial Term Loan duly executed and delivered by an authorized officer of each Borrower;
          (b) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;
          (c) Leasehold Agreements. Agent shall have received Lien Waiver Agreements satisfactory to Agent from each applicable landlord, bailee, processor or warehouseman with respect to all premises leased by Borrowers and/or premises at which Inventory or books and records are located;
          (d) Other Loan Documents. Agent shall have received (i) each of the other Loan Documents not listed in any other provision of this Section 8.1 but which is required to be executed or delivered on or before the Closing Date, each in form and substance satisfactory to Agent in its Permitted Discretion, and (ii) possession of all certificates evidencing the Subsidiary Stock subject to the Liens created under Section 4.1 hereof and all applicable “stock powers” or similar instruments of transfer for such certificates undated and executed in blank;
          (e) Merger Agreement and Documents. Agent shall have received (i) a final executed copy of the Merger Agreement, and all schedules, annexes, exhibits and attachments thereto and amendments, supplements or modifications thereof and (ii) final, and executed (if applicable), copies of all related agreements, documents and instruments entered into and or to be filed with any Governmental Body or stock exchange in connection therewith, including without limitation the certificate of merger to be filed with the Secretary of State of Vermont, the Form 15 to be filed with the Securities and Exchange Commission and the notice of delisting to be filed with Nasdaq, all of which shall be in form and substance and on terms and conditions satisfactory to Agent in its Permitted Discretion prior to the filing thereof;
          (f) Merger Transactions. Prior to or simultaneously with the making of the initial Advance hereunder: (i) all of the conditions precedent to the effectiveness of the Merger Agreement and the consummation of the Merger Transactions shall have been satisfied, and no provision of the Merger Agreement shall have been waived, amended, supplemented or otherwise modified in any manner without the prior written approval of Agent, and (ii) the

Merger Transactions shall have been consummated in accordance and in full compliance with the terms and conditions of the Merger Agreement and all Applicable Laws, including without limitation the Vermont Business Corporation Act and the Exchange Act and the rules and regulations promulgated thereunder (including all provisions of and rules and regulations under the Exchange Act applicable to “going private” transactions);
          (g) Mortgage and Surveys. Agent shall have received (i) duly executed and delivered copies of a Mortgage satisfactory in form and substance to Agent in its Permitted Discretion with respect to each parcel of Real Property in which any Borrower has a fee simple interest on the Closing Date, and (ii) surveys with respect to each such parcel of Real Property if and as required by (and acceptable to) the applicable title insurance company in order for Agent to obtain title insurance coverage satisfactory in form and substance to Agent in its Permitted Discretion with respect to such Real Property as provided for in Section 8.1(h);
          (h) Title Insurance. Agent shall have received fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Agent’s satisfaction to evidence the form of such policies to be delivered) with respect to each parcel of Real Property in which Borrowers have a fee simple interest on the Closing Date, in standard ALTA form, issued by a title insurance company satisfactory to Agent, each in an amount equal to at least one hundred percent (100%) the fair market value of the applicable Real Property, insuring the respective Mortgages referenced in Section 8.1(g) and with no exceptions to such title insurance policies which Agent shall not have approved in writing and with no survey exceptions which Agent shall not have approved in writing;
          (i) Environmental Reports. Agent shall have received (x) such environmental studies and reports prepared by Bureau Veritas North America, Inc. for each Real Property on which Borrowers conduct a quarry operation as Agent may require in its Permitted Discretion (the “Outside Environmental Reports”), the results of which such reports and studies as to each such quarry shall be satisfactory to Agent in all respects and shall show no material environmental risks or concerns with respect to each such quarry and (y) an Environmental Indemnification Agreement for such properties executed by Borrowers;
          (j) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of each Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the other Loan Documents are true and correct, to the extent set forth herein and therein, on and as of such date, (ii) Borrowers are on such date in compliance in all material respects with all the terms and provisions set forth in this Agreement and the other Loan Documents, (iii) on such date no Default or Event of Default has occurred or is continuing and (iv) without limiting the provisions of the foregoing clause (i), to the extent set forth therein all of the representations and warranties contained in Sections 5.5(a) and (b) with respect to the Pro Forma Financial Statements and in Section 5.5(c) with respect to the financial statements described therein are true and correct on and as of such date;
          (k) Collateral Audit, Initial Borrowing Base Certificate and Undrawn Availability. Agent shall have completed such Collateral examinations and audits as Agent shall require in its Permitted Discretion, the results of which shall be satisfactory to Agent in all respects, in its Permitted Discretion. Agent shall have received an initial Borrowing Base

Certificate prepared as of the Closing Date and after giving effect to the Merger Transactions, which shall be consistent with Agent’s pre-closing Collateral examinations and audits, evidencing that (i) the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Revolving Advances in the amount requested by Borrowers on the Closing Date and (ii) after giving effect to all such Closing Date Revolving Advances, Borrowers shall have Undrawn Availability of at least $3,000,000;
          (l) Blocked Accounts. Agent shall have received duly executed agreements establishing the Blocked Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral;
          (m) Secretary’s Certificate and Authorizing Resolutions of Borrowers. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer or Manager) of each Borrower in form and substance satisfactory to Agent in its Permitted Discretion dated as of the Closing Date certifying (i) copies of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors, Managing Member(s) and/or Manager(s) of each Borrower, as applicable, authorizing (x) the execution, delivery and performance of the Merger Agreement and the consummation of the Merger Transactions, (y) the execution, delivery and performance of this Agreement, the Notes, the Mortgages and the other Loan Documents, including the incurrence of indebtedness, borrowing of Revolving Advances and Term Loan and requesting of Letters of Credit on a joint and several basis with all Borrowers as provided for herein, and (z) the granting by each Borrower of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of the Borrower (and such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of each Borrower authorized to execute this Agreement and the other Loan Documents (and also including a certification by one of such officers as to the incumbency and signature of the Secretary, Assistant Secretary or Manager giving such Certificate), (iii) copies of the Organizational Documents of such Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Borrower in its jurisdiction of organization and each applicable other jurisdiction;
          (n) Good Standing Certificates. Agent shall have received good standing certificates (or the equivalent thereof, as applicable) for each Borrower dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Borrower’s jurisdiction of organization and each jurisdiction where the conduct of each Borrower’s business activities or the ownership of its properties necessitates qualification;
          (o) Legal Opinion. Agent shall have received the executed legal opinions of (i) Sheehan Phinney Bass + Green, PA and/or local Vermont counsel concerning customary “corporate matters”, the enforceability of the Loan Documents and creation and perfection of the Liens of Agent in the Collateral, (ii) local real estate counsel in each jurisdiction where any of the Real Property is located concerning the form and enforceability of the respective Mortgages and the Liens created thereunder, as requested by Agent, and (iii) local Vermont counsel concerning (a) the effectiveness of the Merger Transactions and concerning the continuation of the properties and obligations of ROA immediately after giving effect to the Merger

Transactions, in each case in form and substance satisfactory to Agent in its Permitted Discretion, and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;
          (p) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower, whether in connection with this Agreement, the other Loan Documents, the Merger Agreement or any of the transactions contemplated hereby or thereby, including the Merger Transactions, or otherwise, and which, in the opinion of Agent in its Permitted Discretion, could reasonably be expected to have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the transactions contemplated hereby or thereby, including the Merger Transactions, shall have been issued by any Governmental Body. Notwithstanding anything to the contrary contained in the foregoing, the parties hereby agree that the continued existence on the Closing Date (without settlement or entry of a final order of judgment or other permanent resolution) of either the Pending Shareholder Litigation or any Similar Shareholder Litigation commenced after the Commitment Letter Date shall not be deemed to violate the provisions of clause (i) of this Section 8.1(p) absent any material adverse development between the Commitment Letter Date and the Closing Date with respect to any such litigation (but provided further that nothing in this sentence shall contradict or limit the provisions of clause (ii) of this Section 8.1(p));
          (q) Quarry Appraisals. Agent shall have received appraisals from Continental Placer Inc. of such Real Properties on which Borrowers conduct a quarry operation, beginning with the quarries of Borrowers located in Vermont, sufficient to establish to Agent’s satisfaction that (i) the ratio of the Maximum Term Loan Amount to the aggregate fair market value of the appraised quarries is not less than seventy percent (70%) and (ii) the ratio of the Maximum Term Loan Amount to the aggregate orderly liquidation value of the appraised quarries is not more than one hundred percent (100%);
          (r) Fees. Agent shall have received all fees payable to Agent and Lenders as provided in this Agreement on or prior to the Closing Date hereunder, including all fees payable as of the Closing Date under Article III hereof;
          (s) Pro Forma Financial Statements; Year End and Interim Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements and the financial statements referenced in Section 5.5(c), which shall be satisfactory in all respects to Lenders;
          (t) Insurance. Agent shall have received in form and substance satisfactory to Agent in its Permitted Discretion, certified copies of Borrowers’ property, casualty and business interruption insurance policies, together with lender loss payable/mortgagee endorsements on Agent’s standard form of loss payee endorsement or insurer’s form of lender loss payable/mortgagee endorsement acceptable to Agent in its Permitted Discretion naming Agent as Lender loss payee/mortgagee, and certified copies of Borrowers’ liability insurance policies, together with endorsements naming Agent as a co-insured;

          (u) Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;
          (v) Consents. Borrowers shall have obtained and provided evidence satisfactory to Agent in its Permitted Discretion of any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the other Loan Documents; and, Borrowers shall have obtained and provided evidence satisfactory to Agent in its Permitted Discretion of such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary in its Permitted Discretion;
          (w) No Material Adverse Change. (i) Since December 31, 2009, there shall not have occurred any event, condition or state of facts which has had or could reasonably be expected to have a Material Adverse Effect, and (ii) no representations or warranties made or information supplied to Agent or Lenders including, without limitation, the representations and warranties made under this Agreement and the other Loan Documents, shall have been proven to be inaccurate or misleading in any material respect when made or supplied (unless any such representation or warranty was expressly made or such information was supplied as of some other specified date only, in which case no such representation or warranty made or information supplied shall have been proven to be inaccurate or misleading in any material respect as of such specified date), and further provided that with respect to any financial projections (other than the Projections) were based on underlying estimates and assumptions which provided a reasonable basis for the projections contained therein and reflect Borrowers’ good faith judgment based on then-current circumstances and then-current facts known to Borrowers at the time such projections were delivered of the most likely set of conditions and course of action for the projected period. Without limiting or contradicting the foregoing in this Section 8.1(w), (i) any settlement or entry of a final order of judgment resolving either the Pending Shareholder Litigation or any Similar Shareholder Litigation shall not be deemed to be an event which has had or could reasonably be expected to have a Material Adverse Effect unless such settlement or order of judgment provides for a payment by or award of damages against or an indemnification obligation payable by ROA in an amount in excess of any and all directors’ and officers’ liability insurance policies available for the payment thereof and (ii) the parties agree for the avoidance of doubt that any such settlement or order of judgment involving any such payment, damages or indemnification obligations in excess of the available directors’ and officers’ liability insurance policies shall not automatically or per se be deemed to constitute such an event;
          (x) Contract Review. Agent shall have reviewed all Material Contracts of Borrowers including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;
          (y) Compliance with Laws. Agent shall be reasonably satisfied that each Borrower is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Laws, ERISA and the Trading with the Enemy Act; and

          (z) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated hereby including the Merger Transactions shall be satisfactory in form and substance to Agent in its Permitted Discretion and its counsel.
     8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:
          (a) Representations and Warranties. Each of the representations and warranties made by any Borrower in or pursuant to this Agreement and the other Loan Documents to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless any such representation or warranty was expressly made as of some other specified date only);
          (b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date and, in the case of the initial Advance, after giving effect to the consummation of the transactions contemplated hereby including the Merger Transactions; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default;
          (c) Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement; and
          (d) Term Loans. In the case of all Additional Term Loans, all approvals of the Lenders and other conditions set forth in Section 2.4 shall have been satisfied.
     Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.
IX. INFORMATION AS TO BORROWERS.
     Each Borrower shall, or (except with respect to Section 9.9) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:
     9.1. Collateral Reporting. Deliver to Agent and each other Lender on or before the fifteenth (15th) day of each month (except in the case of each of the first three (3) months following the Closing Date, for which the applicable delivery date shall be on or before the twenty-first (21st) day of each month) (a) accounts receivable ageings inclusive of reconciliations to the general ledger as of the last day of the prior month, (b) accounts payable schedules, (c) Inventory reports and schedules as of the last day of the prior month, and (d) a

Borrowing Base Certificate calculated as of the last day of the prior month (detailing, among other things, new sales, collections and credits for that prior month) (which such Borrowing Base Certificate shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement). Furthermore, no later than the first Business Day in January and July in each year, and more frequently as Agent may request in its Permitted Discretion, Borrowers shall deliver to Agent an updated listing of the name and current mailing address of each Customer of each Borrower. In addition, each Borrower will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be with a level of detail and in form and substance satisfactory to Agent satisfactory to Agent in its Permitted Discretion and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.
     9.2. Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or the Collateral, whether or not the claim is covered by insurance, which could reasonably be expected to have a Material Adverse Effect if determined adversely.
     9.3. Material Occurrences. Promptly notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; and (d) any other development in the business or affairs of any Borrower which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.
     9.4. Government Receivables. Notify Agent immediately if one or more of its Receivables arises from a contract between any Borrower and the United States or any department, agency or instrumentality thereof, and the aggregate amount of all such Receivables expected to so arise from any such contract exceeds One Million Dollars ($1,000,000).
     9.5. Annual Financial Statements. Furnish Agent and each other Lender within ninety (90) days after the end of each fiscal year of Borrowers, audited financial statements of Borrowers on a consolidated and consolidating basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Agent in its Permitted Discretion (the “Accountants”). Such financial statements shall be accompanied by a Compliance Certificate.
     9.6. Monthly Financial Statements. Furnish Agent and each other Lender within thirty (30) days after the end of each month (including the month of December), an unaudited financial statements of Borrowers on a consolidating and consolidated basis including but not limited to unaudited statements of income and stockholders’ equity and cash flow from the beginning of the fiscal year to the end of such month and for such month and the balance sheet as at the end of such month, all prepared by Borrowers’ Chief Financial Officer in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail, subject to the absence of footnotes and normal and recurring year end adjustments that individually and in the aggregate are not material to Borrowers’ business. The financial statements required under this Section 9.6 for the months of March, June, September and December of each year shall be accompanied by a Compliance Certificate, and the financial statements required under this Section 9.6 for all other months shall be certified by the Chief Financial Officer of Borrowers as being accurate, complete and correct and fairly reflecting the financial condition of Borrowers as of the date and for the periods covered and as otherwise complying with the requirements of this Section 9.6.
     9.7. Annual Financial Statements of Rock of Ages Canada Inc. Furnish Agent and each other Lender within ninety (90) days after the end of each fiscal year of ROA Canada, financial statements of ROA Canada and its Subsidiaries on a consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by the Accountants or another independent Canadian certified public accounting firm selected by Borrowers and satisfactory to Agent in its Permitted Discretion.
     9.8. Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as each Borrower shall send to the holders of the Equity Interests of any Borrower.
     9.9. Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the other Loan Documents have been complied with by Borrowers including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, if any, (b) at least thirty (30) days prior thereto, notice of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business, and (c) promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, which could reasonably be expected to have a Material Adverse Effect, any strikes or walkouts relating to any of its plants or other facilities, which could reasonably be expected to have a Material Adverse Effect and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound which could reasonably be expected to have a Material Adverse Effect.

     9.10. Projected Operating Budget. Furnish Agent and each other Lender, no later than March 31 of each fiscal year of Borrowers, a month by month projected operating budget and cash flow of Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement by division for each month, a cash flow statement for each month and a balance sheet as at the end of each month), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Borrower to the effect that such projections are based on underlying estimates and assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers’ good faith judgment based on present circumstances and current facts known to Borrowers of the most likely set of conditions and course of action for the projected period.
     9.11. [RESERVED].
     9.12. Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent if such refusal could reasonably be expected to have a Material Adverse Effect; and (iii) copies of any periodic or special reports filed by any Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower which could reasonably be expected to have a Material Adverse Effect, or if copies thereof are requested by Lender, and (iv) copies of any notices and other communications from any Governmental Body or Person which specifically relate to any Borrower, the subject matter of which could reasonably be expected to have a Material Adverse Effect.
     9.13. Additional Documents. Execute and deliver to Agent and each other Lender, upon the request of any of them, such documents and agreements as such requesting party may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.
X. EVENTS OF DEFAULT.
     The occurrence of any one or more of the following events shall constitute an “Event of Default”:
     10.1. Nonpayment. Failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay when due any other liabilities or make any other payment, fee or charge provided for herein when due or in any other Loan Document;
     10.2. Breach of Representation. Any representation or warranty made or deemed made by any Borrower in this Agreement, any other Loan Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

     10.3. Financial Information. Failure by any Borrower to (i) furnish financial information when due or when requested or (ii) permit the inspection of its books or records in accordance with the terms of this Agreement; provided, however that, (x) any such failure to timely deliver annual financial statements pursuant to Section 9.5 shall not constitute an Event of Default until such failure shall remain uncured for more than twenty (20) days; (y) any such failure to timely deliver monthly financial statements pursuant to Section 9.6 shall not constitute an Event of Default until such failure shall remain uncured for more than fifteen (15) days; and (z) any such failure to timely deliver a Collateral report pursuant to Section 9.1 shall automatically constitute an immediate Event of Default and no grace period of any duration shall be applicable to such Borrower’s failure;
     10.4. Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment against any Borrower’s Inventory or Receivables or against a material portion of any Borrower’s other property which is not stayed or lifted within thirty (30) days;
     10.5. Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(ii), (i) failure or neglect of any Borrower or any Person bound by any applicable Loan Document (other than Agent or any Lender) to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any other Loan Document or any other agreement or arrangement, now or hereafter entered into between any Borrower or such Person, and Agent or any Lender, or (ii) failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.11, 4.12, 4.13(f) (to the extent relating to any Securities Account), 4.15, 4.17, 6.1, 6.2(a)(iii), 6.2(b), 6.3, 6.6, 9.2, 9.4, 9.8, 9.9 or 9.12 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect;
     10.6. Judgments. Any judgment or judgments are rendered against any Borrower for an aggregate amount in excess of $100,000 or against all Borrowers for an aggregate amount in excess of $200,000 and prior to the payment and satisfaction in full of such judgment either, (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);
     10.7. Bankruptcy. Any Borrower, or any Subsidiary of any Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, (vii) take any action for the purpose of effecting any of the foregoing, or (viii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

     10.8. Material Adverse Effect. Any event or circumstance shall occur or arise which has or, in Agent’s Permitted Discretion, could reasonably be expected to have, a Material Adverse Effect;
     10.9. Cross Default. Either (i) the occurrence of any “event of default” or similar default or breach under any Indebtedness of any Borrower with an outstanding principal balance of $250,000 or more, if the effect of such “event of default”, default or breach would be to permit the holder of such Indebtedness to accelerate such Indebtedness (regardless of whether such Indebtedness is actually so accelerated), after giving effect to any notice, grace or cure periods expressly provided for in the promissory notes, loan agreements and/or other applicable documents evidencing and governing such Indebtedness, or (ii) a default of any other obligations of any Borrower under any other agreement to which it is a party shall occur which causes a Material Adverse Effect which default is not cured within any applicable grace period;
     10.10. Change of Control. Any Change of Control shall occur;
     10.11. Invalidity. Any material provision of this Agreement or any other Loan Document shall, for any reason, cease to be valid and binding on any Borrower, or any Borrower shall so claim in writing to Agent or any Lender;
     10.12. Licenses; Material Agreements. (i) Any Governmental Body shall revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of any Borrower, the continuation of which is material to the continuation of any Borrower’s business; or (ii) any agreement which is necessary or material to the operation of any Borrower’s business shall be revoked or terminated and not replaced by a substitute reasonably acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement could reasonably be expected to have a Material Adverse Effect.
     10.13. Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest, subject to Permitted Encumbrances; or
     10.14. Seizures. Any portion of the Collateral shall be seized or taken (other than pursuant to a legitimate exercise of powers of eminent domain) by a Governmental Body, or any Borrower or the title and rights of any Borrower in any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding initiated by a Governmental Body which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the other Loan Documents.
XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.
     11.1. Rights and Remedies.
          (a) Upon the occurrence and during the continuance of: (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter, at the option of Required

Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting the generality of the provisions of Section 8.2 hereof, any Default under Section 10.7(vi) hereof arising from a filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed or an Event of Default under Section 10.7(vi) shall occur. Upon the occurrence and during the continuance of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the other Loan Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Borrower’s (a) trademarks, trademark applications, trade styles, trade names, patents, patent applications, copyrights, copyright applications, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.
     11.2. Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.
     11.3. Setoff. Subject to Section 14.13, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence and during the continuance of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by Agent and such Lender to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender.
     11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.
     11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the other Loan Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:
     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the other Loan Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;
     SECOND, to payment of any fees owed to the Agent;
     THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;
     FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;
     FIFTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letters of Credit);
     SIXTH, to all other Obligations and other obligations which shall have become due and payable under the other Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and
     SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
     In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Agent as the Issuer of the Letters of Credit from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 11.5.
XII. WAIVERS AND JUDICIAL PROCEEDINGS.
     12.1. Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein and in the other Loan Documents.
     12.2. Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.
     12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
XIII. EFFECTIVE DATE AND TERMINATION.
     13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the close of business on the Term Loan Maturity Date for the latest maturing Term Loan (the “Term”) unless sooner terminated in accordance with the provisions of Section 11.1 above; provided that, Borrowers may terminate this Agreement at any time upon thirty (30) days’ prior written notice upon payment in full of the Obligations (including without limitation the early termination and prepayment fees provided for in Section 2.18(a) above).

     13.2. Termination. The termination of the Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders in their Permitted Discretion with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.
XIV. REGARDING AGENT.
     14.1. Appointment. Each Lender hereby designates People’s to act as Agent for such Lender under this Agreement and the other Loan Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except for those fees expressly reserved for Agent hereunder), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Issuer and Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the other Loan Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.
     14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the other Loan Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the other Loan Documents or for any failure of any Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the other Loan Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.
     14.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document, or of the financial condition of any Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes the other Loan Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.
     14.4. Resignation/Replacement of Agent; Successor Agent. Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers (provided that no such approval by Borrowers shall be required after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular to succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Loan Document (including the Mortgages and all account control agreements), and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens) . After any Agent’s resignation or disqualification as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV shall inure to its benefit a to any actions taken or omitted to be taken by it in connection with such Liens).
     14.5. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.
     14.6. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, facsimile, email message, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the other Loan Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.
     14.7. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the other Loan Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the other Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.
     14.8. Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective Commitment Percentage from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any other Loan Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).
     14.9. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
     14.10. [RESERVED].
     14.11. No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or its agents, this Agreement, the other Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.
     14.12. Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the other Loan Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.
     14.13. Disqualification of Agent. Notwithstanding any other provision herein to the contrary, Agent shall be disqualified from acting as such from and after the date on which it shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, (vii) take any action for the purpose of effecting any of the foregoing, or (viii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business. Upon disqualification of Agent, the Lender having the highest Commitment Percent (excluding Agent) shall become the interim Agent until a Successor Agent shall be selected in accordance with Section 14.4 above. While serving as interim Agent, such person shall have all of the rights and obligations of Agent hereunder, including the obligation to use best efforts to find a replacement Lender for the Defaulting Lender.
XV. BORROWING AGENCY.
     15.1. Borrowing Agency Provisions.
          (a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, request the issuance of Letters of Credit, make elections as to interest, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.
          (b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
          (c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.
     15.2. Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other

Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.
XVI. MISCELLANEOUS.
     16.1. Governing Law. This Agreement, and each other Loan Document (unless and except to the extent expressly provided otherwise in any such Loan Document, and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) will be governed by Federal Law applicable to Lender and, to the extent not preempted by Federal Law, the laws of the State of Vermont without regard to its conflicts of law provisions. The Agreement has been accepted by Lender in the State of Vermont. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement or the other Loan Documents may be brought in any federal or state court of competent jurisdiction sitting in the State of Vermont, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, as certified or registered mail with return receipt requested, or, at the Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the State of Vermont. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non-conveniens. Each Borrower hereby waivers the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or the other Loan Documents, shall be brought only in a federal or state court located in the County of Chittenden, State of Vermont.
     16.2. Entire Understanding.
          (a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement. All parties hereto acknowledge that they have participated equally in the drafting of this Agreement and each other Loan Document, and that therefore any cannons of interpretation providing that the provisions or language of a document shall be construed against the drafter thereof shall be inapplicable to this Agreement and the Loan Documents and each party hereto waives all rights to asset any arguments, claims or defenses based thereon.
          (b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2 (b), from time to time enter into written supplemental agreements to this Agreement or the other Loan Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:
               (i) increase the Commitment Percentage and/or the maximum dollar commitment of any Lender or increase the Maximum Revolving Advance Amount or the Maximum Term Loan Amount;
               (ii) extend the maturity of any Notes or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement;
               (iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b);
               (iv) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000;
               (v) change the rights and duties of Agent;
               (vi) permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount;
               (vii) increase the Advance Rates above the Advance Rates in effect on the Closing Date; or
               (viii) release any Borrower.
     Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be waived and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.
     In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances and the Loan Documents to Agent or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice.
     Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount hereof at such time by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”). If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans and shall also be subject to the fees provided for under Section 3.1(b) hereof; provided that, if Lenders do make Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a). For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.
     In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, the Agent is hereby authorized by Borrowers and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances to Borrowers on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances the outstanding Revolving Advances do not exceed one hundred and ten percent (110%) of the Formula Amount.
     16.3. Successors and Assigns; Participations; New Lenders.
          (a) This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Issuer, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.
          (b) Each Borrower acknowledges that in the regular course of commercial banking business each Lender may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”), subject to the prior written approval of Agent in its discretion of the identity of the Participant and the terms and provisions of the applicable participation agreement between such Lender and such Participant. Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.
          (c) Any Lender, with the written consent of Agent granted in its discretion, may sell, assign or transfer all or any part of its rights, commitments and obligations under or relating to Revolving Advances and Term Loans under this Agreement and the other Loan Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender” and together with each Participant, collectively, the “Transferees”), in minimum amounts of not less than $5,000,000 or, if applicable, the entire amount of such Lender’s then-remaining interest in the Advances. Any such sale, assignment or transfer shall be for a equal percentage of the rights, commitments and obligations of the transferor Lender under or relating to both the Revolving Advances and the Term Loans. Upon the effectiveness of any such sale, assignment or transfer and the written consent of Agent thereto, to the extent of such assignment or transfer: (i) the Purchasing Lender shall be a party hereto and have the rights and obligations of a Lender thereunder, and (ii) the transferor Lender thereunder shall be released from its obligations and commitments under this Agreement. Any such sale, assignment or transfer shall amend this Agreement to reflect the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the other Loan Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the other Loan Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing. Upon the effectiveness of any such sale, assignment or transfer to a Purchasing Lender, Agent shall give Borrowing Agent notice of the same and of the notice address(es) for such Purchasing Lender for purposes of Section 16.6 as specified by such Purchasing Lender to Agent. Notwithstanding anything to the contrary contained in the foregoing, with respect to the requirements under this Section 16.3(c) for sales, assignments and transfers by Lenders of any part of their respective rights, commitments and obligations under or relating to Revolving Advances and Term Loans under this Agreement and the other Loan Documents to be in minimum amounts of not less than $5,000,000 and to be for a equal percentage of the rights, commitments and obligations of the transferor Lender under or relating to both the Revolving Advances and the Term Loans, (x) for so long as People’s is the Agent, such requirements shall not apply to sales, assignments and transfers by People’s and (y) Agent in its sole discretion may waive such requirements with respect to any sales, assignments or transfers by any Lender.
          (d) Agent shall maintain at its address a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $5,000 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment.
          (e) Subject to Section 16.15, each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower.
     16.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations, except as otherwise expressly provided in this Agreement. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

     16.5. Indemnity. Each Borrower shall indemnify Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender arising out of or in any way relating to: (a) this Agreement, the other Loan Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Merger Transactions, (b) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Loan Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Merger Transactions, (c) any Borrower’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the other Loan Documents, (d) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Loan Documents, or (e) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the other Loan Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Borrowers on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith.
     16.6. Notice. Any notice or request hereunder may be given to each party hereto at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Unless expressly provided otherwise herein, any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made in writing in a manner provided for below. Any Notice shall be effective:
          (a) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage for registered or certified mail prepaid, return receipt requested;
          (b) If given by: (x) a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine, and (y) an electronic copy (such as a PDF file) sent by e-mail communication, when actually received (provided that, any party providing notice by mean of an e-mail communication must also send a confirmation copy of such notice by one of the other methods permitted under this Section 16.6);
          (c) If given by hand delivery or overnight courier, when actually received.
          Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.
          (A) If to Agent or People’s at:

People’s United Bank
2 Burlington Square — Main Floor
Burlington, VT 05401
Attention: Matthew Plasse, Vice President (Re: Swenson)
Telephone: 802-660-6130
Facsimile: 802-652-6137

Email: Matthew.Plasse@peoples.com

with a copy to:

Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Attn: Robert B. Stein
Telephone: 212-885-5206
Facsimile: 212-885-5001
          (B) If to KeyBank, National Association, as below,

KeyBank, National Association
149 Bank Street
Burlington, VT 05401
Attention: Martin J. Costello (Vice President)
Telephone: 802-660-4493

Facsimile: 802-864-6908

Email: Martin_J_Costello@keybank.com

with a copy to:

KeyBank, National Association
149 Bank Street
Burlington, VT 05401
Attention: Lindsey I. Taylor (Service Officer)
Telephone: 802-660-4489
Facsimile: 802-865-2757
Email: lindsey_i_taylor@keybank.com
          (C) if to any Purchasing Lender, as specified to Agent at the time such Purchasing Lender becomes a Lender hereunder.
          (D) If to Borrowing Agent or any Borrower:

Swenson Granite Company LLC
369 North State Street
Concord, NH 03301
Attention: Robert Pope, President and
Chief Executive Officer
Telephone: (603) 225-4322
Facsimile: (603) 227-9541
with a copy to:

Sheehan Phinney Bass + Green PA
1000 Elm Street
Manchester, NH 03101
Attention: Alan L. Reische, Esq.
Telephone: (603) 668-0300
Facsimile: (603) 641-2340
     16.7. Survival. The obligations of Borrowers under Sections 2.2(f), 2.12, 2.15, 3.7, 3.8, 3.9, 4.17(h), 16.5 and 16.9 and the obligations of Lenders under Section 2.14 and 14.8, shall survive termination of this Agreement and the other Loan Documents and payment in full of the Obligations.
     16.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
     16.9. Expenses. All out-of-pocket costs and expenses including reasonable attorneys’ fees (excluding the allocated costs of in house counsel) and disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral or enforcement of this Agreement or any of the other Loan Documents, or (b) in connection with the entering into, modification, amendment and administration of this Agreement or any of the other Loan Documents or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder or under any of the other Loan Documents and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Borrower or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement or any of the other Loan Documents and all related agreements, documents and instruments, may be charged to Borrowers’ Account and shall be part of the Obligations, including any such out-of-pocket costs and expenses incurred after the occurrence and during the continuance of any Default or any Event Default or in connection with any “work-out” or with any proceeding under the Bankruptcy Code or any other insolvency law with respect to any Borrower (including the out-of-pocket expenses of monitoring , participating in and/or protecting or enforcing any rights and remedies in any such proceeding).
     16.10. Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.
     16.11. Consequential Damages. Neither Agent nor any Lender, nor any Borrower, nor any agent or attorney for any of them, shall be liable to any Borrower, Agent or Lender (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any other Loan Document.
     16.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.
     16.13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF copy) shall be deemed to be an original signature hereto.

     16.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.
     16.15. Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.
     16.16. Publicity. Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate; provided, that the content of any announcement shall be subject to the prior review of the Borrowers and provided, further, that in no event will any public announcement be made prior to completion of the Merger Transactions.
     16.17. Certifications From Banks and Participants; USA PATRIOT Act. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent and Borrower Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

     Each of the parties has signed this Revolving Credit, Term Loan and Security Agreement as of the day and year first above written.

SWENSON GRANITE COMPANY LLC

By:	/s/ Robert L. Pope
Name:	Robert L. Pope
Title:	President / Chief Executive Officer

ROCK OF AGES CORPORATION

By:	/s/ Kurt M. Swenson
Name:	Kurt M. Swenson
Title:	Chairman

CAROLINA QUARRIES, INC.

By:	/s/Kurt M. Swenson
Name:	Kurt M. Swenson
Title:	Chairman

PENNSYLVANIA GRANITE CORP.

By:	/s/ Kurt M. Swenson
Name:	Kurt M. Swenson
Title:	Chairman

PEOPLE’S UNITED BANK
As Lender and as Agent

By:	/s/ Matthew Plasse
Name:	Matthew Plasse
Title:	Vice President

Commitment Percentage: 60%

KEYBANK, NATIONAL ASSOCIATION

By:	/s/ Martin J. Costello
Name:	Martin J. Costello
Title:	Vice President

Commitment Percentage: 40%

ANNEX A
GENERAL DEFINITIONS
     For purposes of this Agreement the following terms shall have the following meanings:
     “Accountants” shall have the meaning set forth in Section 9.5 hereof.
     “Account Credits” shall have the meaning set forth in Section 2.2(a) hereof.
     “Account Debits” shall have the meaning set forth in Section 2.2(a) hereof.
     “Acquisition” shall mean the purchase by any Borrower or any Subsidiary of any Borrower of: (i) any quarry, (ii) all or substantially all of the assets of any Person or of any business division of any Person or (iii) the Equity Interests of any Person sufficient to give such Borrower or Subsidiary control (as defined in the definition of Affiliate) over such Person.
     “Acquisition Sub” shall have the meaning set forth in the recitals hereto set forth above.
     “Additional Term Loan” shall have the meaning set forth in Section 2.4(a)(ii) hereof.
     “Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.
     “Advances” shall mean and include the Revolving Advances, the Term Loans and Letters of Credit.
     “Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.
     “Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.
     “Agreement” shall mean this Revolving Credit, Term Loan and Security Agreement, as the same may be amended, restated, supplemented, replaced, extended or otherwise modified from time to time.
     “Amortization Payment” shall have the meaning set forth in Section 2.4(b) hereof.
     “Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the

United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).
     “Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, other Loan Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.
     “Applicable Margin” for Revolving Advances and the Term Loans shall mean, as of the Closing Date and through and including the day prior to the first Adjustment Date (as defined below), the applicable percentage specified below:

APPLICABLE MARGINS FOR DOMESTIC RATE LOANS		APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
Revolving Advances	Variable Rate Term Loan	Revolving Advances	Variable Rate Term Loan
0.25%	0.50%	2.25%	2.50%
     Effective as of the first Business Day following receipt by Agent of the financial statements of Borrowers on a Consolidated Basis for the fiscal month ending June 30, 2011 and related Compliance Certificate required under Section 9.6, and thereafter effective as of the first Business Day following receipt of the financial statements of Borrowers on a Consolidated Basis and related Compliance Certificate required under Section 9.6 for the last fiscal month in each fiscal quarter of each year (each such first Business Day following such receipt, an “Adjustment Date”);, the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table set forth below corresponding to the Funded Debt to EBITDA Ratio as of the Covenant Measuring Date which soonest precedes the applicable Adjustment Date:

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	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS		APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
FUNDED DEBT TO EBITDA RATIO	Revolving Advances	Variable Rate Term Loans	Revolving Advances	Variable Rate Term Loans
Equal to or Greater than 3:00:1.00	0.50%	0.75%	2.75%	3.00%
Equal to or Greater than 2.75:1.00 but No More than 2.99:1.00	0.375%	0.625%	2.50%	2.75%
Equal to or Greater than 2.50:1.00 but No More than 2.74 :1.00	0.25%	0.50%	2.25%	2.50%
Equal to or Greater than 2.25:1.00 but No More than 2.49:1.00	0.125%	0.375%	2.00%	2.25%
Less than 2.25:1.00	0.00%	0.25%	1.75%	2.00%
     Notwithstanding anything to the contrary contained herein, no downward adjustment in the Applicable Margins shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing. Any increase in interest rates payable by Borrowers under this Agreement and the other Loan Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates resulting from the occurrence and during the continuance of any Event of Default (including, if applicable, any Event of Default arising from a breach of Section 9.6 hereof) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof.
     If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers on a Consolidated Basis or for any other reason, the Agent determines that (a) the Funded Debt to EBITDA Ratio for Borrowers on a Consolidated Basis as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Funded Debt to EBITDA Ratio for Borrowers on a Consolidated Basis for such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Funded Debt to EBITDA for Borrowers on a Consolidated Basis for such period would have resulted in higher pricing for such period, then upon notice by the Agent to the Borrower Agent, which notice shall include the computation on which the adjustment is based, the interest accrued on the applicable Advances for such period under the provisions of this Agreement and the other Loan Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to promptly pay to the Agent for the ratable benefit of Agent and Lenders, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Funded Debt to

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EBITDA Ratio for Borrowers on a Consolidated Basis for such period would have resulted in lower pricing for such period, then the interest accrued on the applicable Advances for such period under the provisions of this Agreement and the other Loan Documents shall be refunded to Borrowers; provided, that, if as a result of any restatement or other event or other determination by Agent, a proper calculation of the Funded Debt to EBITDA Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by, or refundable to, the Borrowers pursuant to clause (i) or (ii) above shall be based upon the difference between the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for all such periods.
     “Authority” shall have the meaning set forth in Section 4.17(d) hereof.
     “Base Rate” shall mean the rate of interest published in the “Money Rates” section of The Wall Street Journal as the “Prime Rate”. If The Wall Street Journal listing of “Money Rates”, or the methodology used by The Wall Street Journal in determining the rate published as the “Prime Rate” therein, is discontinued or substantially altered, Agent may, in its Permitted Discretion, choose another index of the “prime rate” for annual interest rates for nonconsumer loans in the United States (including selecting the “prime rate” as established by any New York commercial bank of national reputation (or any average of the prime rates of such banks)); in such event, the substitute index shall be considered the Base Rate.
     “Benefited Lender” shall have the meaning set forth in Section 2.17(d) hereof.
     “Blocked Accounts” shall have the meaning set forth in Section 4.13(e) hereof.
     “Blocked Account Bank” shall have the meaning set forth in Section 4.13(e) hereof.
     “Blocked Person” shall have the meaning set forth in Section 5.19(b) hereof.
     “Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.
     “Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of the Borrowers and their respective Subsidiaries.
     “Borrowers’ Account” shall have the meaning set forth in Section 2.8 hereof.
     “Borrowing Agent” shall mean Swenson Granite Company LLC.
     “Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by the Chief Financial Officer of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.
     “Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Vermont

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and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.
     “Capital Expenditures” shall mean to the extent capitalized in accordance with GAAP, any expenditure for fixed assets (both tangible and intangible) including assets being constructed (whether or not completed), leasehold improvements, capital leases under GAAP, installment purchases of machinery and equipment, acquisitions of real estate and other similar expenditures including without duplication (i) in the case of a purchase, the entire purchase price, whether or not paid during the fiscal period in question, (ii) in the case of a capital lease, the capitalized amount thereof (determined in accordance with GAAP) and (iii) without duplication, expenditures in or from any construction-in-progress account of any of the Borrowers or any of their consolidated Subsidiaries.
     “Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.
     “Change of Control” shall mean, if at any time: (1) 51% or more of the combined voting power of the then outstanding voting Equity Interests of Swenson entitled to vote generally in the election of managers of Swenson is no longer owned, directly or indirectly, beneficially and of record, individually or in the aggregate, by (a) Kurt M. Swenson (“Kurt”), (b) Kevin Swenson (“Kevin”), (c) any member of the immediate family of Kurt or Kevin, or (d) any trusts, partnerships, corporations or limited liability companies in which Kurt or Kevin, individually or collectively, shall at all times have the power to vote for or appoint a majority of the members of the governing body of such trust, partnership, corporation or limited liability company, unless prior to any transaction or series of related transactions that would otherwise trigger the provisions of this clause (1), Required Lenders shall have given written consent to such transaction; (2) any Borrower other than Swenson shall cease to be a wholly-owned direct or indirect Subsidiary of Swenson unless Required Lenders shall have given their prior written consent; or (3) either (x) Robert Pope shall cease to hold office as or perform the day-to-day duties of the Chief Executive Officer and President of the Borrowers, or (y) Kurt Swenson shall cease to hold office as or perform the regular duties of the Chairman of the Board of Managers of Swenson, unless in either case (x) or (y), prior to such event, Borrowers shall have retained a replacement officer in place of such individual who is reasonably acceptable to Required Lenders as evidenced by Required Lenders’ written consent. Notwithstanding anything in this Agreement to the contrary, consent of the Required Lenders to any waiver with respect to clauses (1), (2) or (3) of this definition shall not be unreasonably withheld.
     “Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other

5

authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.
     “Closing Date” shall mean January 19, 2011 or such other date as may be agreed to by the parties hereto.
     “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
     “Collateral” shall mean and include all right, title and interest of each Borrower in all of the following property and assets of such Borrower, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:
          (a) all Receivables and all supporting obligations related thereto;
          (b) all equipment and fixtures;
          (c) all general intangibles and all supporting obligations related thereto;
          (d) all Inventory;
          (e) all investment property and financial assets and all Subsidiary Stock, excluding any and all Equity Interests of any Foreign Subsidiary;
          (f) all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts (including the Zero Balance Account and all Blocked Accounts), goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter of credit rights, money; and supporting obligations;
          (g) all Real Property and all minerals and mineral rights (including all as-extracted minerals);
          (h) all of each Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents, including all such relating to the property described in clauses (a) through (g) of this definition; and
          (i) all proceeds and products of the property described in clauses (a) through (h) of this definition in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds. It is the intention of the parties that if Agent

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shall fail to have a perfected Lien in any particular property or assets of any Borrower for any reason whatsoever, but the provisions of this Agreement and of the other Loan Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against Borrowers, would be sufficient to create a perfected Lien in any property or assets that such Borrower may receive upon the sale, lease, license, exchange, transfer or disposition of that particular property or assets, then all such “proceeds” shall be included in the Collateral.
     “Commitment Letter Date” shall mean October 18, 2010.
     “Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 16.3(c) hereof.
     “Compliance Certificate” shall mean a compliance certificate substantially in the form attached hereto as Exhibit 1.2(a) to be signed by the Chief Financial Officer of Borrowing Agent.
     “Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the other Loan Documents or the Merger Agreement or the consummation of the Merger Transactions including all necessary approvals of the shareholders of ROA and the holders of the Equity Interests of Swenson with respect to the Merger Transaction and any Consents required under all applicable federal, state or other Applicable Law.
     “Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.
     “Contract Rate” shall have the meaning set forth in Section 3.1 hereof.
     “Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.
     “Cost of Funds Rate” shall mean, as to each Term Loan that is a Fixed Rate Loan, the rate of interest per annum equal to the Agent’s internal cost of funds determined as of the date of the funding of such Term Loan for an amount equal to the amount of such Term Loan Advance to be repaid and fully amortized over the period from such date of funding through the applicable Maturity Date for such Term Loan.
     “Covenant Measurement Date” shall mean each date on which the Debt Service Coverage Ratio shall be tested as provided for under Section 6.4(a) hereof or on which the Funded Debt to EBITDA Ratio shall be tested as provided for under Section 6.4(b) hereof, as applicable.

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     “Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.
     “Debt Service” shall mean and include, for the purposes of computing the Debt Service Coverage Ratio as of any Covenant Measurement Date, (i) the sum of (without duplication) (x) all interest payments either scheduled to be made or actually paid in cash in respect of any Indebtedness for borrowed money (including without limitation all such scheduled interest payments in respect of any on any Advances hereunder) during the Trailing Twelve Month Period, plus (y) all payments for all fees, commissions and charges set forth herein or in any other Loan Document either scheduled to be made or actually paid in cash during the Trailing Twelve Month Period, plus (ii) all principal payments scheduled to be made in respect of Indebtedness for borrowed money outstanding as of such Covenant Measurement Date (including without limitation all scheduled Amortization Payments in respect of the Term Loans outstanding hereunder as of such Covenant Measurement Date based on the Amortization Payments and amortization schedule for each such Term Loan as in effect on such Covenant Measurement Date), and all payments scheduled to be made in respect of Capitalized Lease Obligations outstanding as of such Covenant Measurement Date, in all cases under this clause (ii) due and payable during the twelve-month period beginning on the date immediately following such Covenant Measurement Date, all of the foregoing calculated for Borrowers on a Consolidated Basis in accordance with GAAP. However, notwithstanding anything to the contrary contained in any of the foregoing, for any computation of the Debt Service Coverage Ratio as of the Covenant Measurement Dates occurring on December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011, the amounts under clause (i) of this definition of Debt Service for each of the ROA Borrowers and their consolidated Subsidiaries and of Swenson and its consolidated Subsidiaries (if any) for each of the first three fiscal quarters in 2010 shall be deemed to be as follows:

	1st Quarter 2010	2nd Quarter 2010	3rd Quarter 2010
ROA Borrowers and Consolidated Subsidiaries	$302,000	$286,000	$277,000
Swenson and Consolidated Subsidiaries	$17,000	$18,000	$15,000
     “Debt Service Coverage Ratio” shall mean, as of any Covenant Measurement Date, the ratio of (i) (a) EBITDA, minus (b) cash taxes paid minus (c) Unfunded Capital Expenditures made, minus (d) distributions (including tax distributions) and dividends paid, minus (e) non-recurring income, minus (f) cash payments towards pension liabilities, minus (g) cash payments towards salary continuation, minus (h) cash payments towards other post-employment liabilities,

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plus (i) non-cash expenses for pension liabilities, plus (j) non-cash expenses for salary continuation, plus (k) non-cash expenses for other post-employment liabilities, in all cases under this clause (i) for the Trailing Twelve Month Period, divided by (ii) Debt Service computed as of such Covenant Measurement Date, all calculated for Borrowers on a Consolidated Basis in accordance with GAAP.
     “Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.
     “Default Rate” shall have the meaning set forth in Section 3.1 hereof.
     “Defaulting Lender” shall have the meaning set forth in Section 2.20(a) hereof.
     “Designated Lender” shall have the meaning set forth in Section 16.2(b) hereof.
     “Disclosure Schedules” shall mean (i) each of the disclosure schedules specifically numbered in this Agreement, completed by Borrowers, and annexed to this Agreement and (ii) each other disclosure schedule completed by Borrowers and annexed to this Agreement.
     “Dollar” and the sign “$” shall mean lawful money of the United States of America.
     “Domestic Rate Loan” shall mean any Advance that bears interest based upon the Base Rate.
     “Drawing Date” shall have the meaning set forth in Section 2.12(b) hereof.
     “Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.
     “Earnings Before Interest and Taxes” shall mean for any period the sum of (i) net income (or loss) of Borrowers on a Consolidated Basis for such period (excluding non-recurring income), plus (ii) all interest expense of Borrowers on a Consolidated Basis for such period, plus (iii) all charges against income of Borrowers on a Consolidated Basis for such period for federal, state and local taxes.
     “EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period, plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, all calculated for Borrowers on a Consolidated Basis in accordance with GAAP. However, notwithstanding anything to the contrary contained in any of the foregoing, for any computation of the Debt Service Coverage Ratio or the Funded Debt to EBITDA Ratio as of the Covenant Measurement Dates occurring on December 31, 2010, March 31, 2011, June 30, 2011 or September 30, 2011, EBITDA for each of the ROA Borrowers and their consolidated Subsidiaries and of Swenson and its consolidated Subsidiaries (if any) for each of the first three fiscal quarters in 2010 shall be deemed to be as follows (note: a number in parenthesis represents a negative number):

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	1st Quarter 2010	2nd Quarter 2010		3rd Quarter 2010
ROA Borrowers and Consolidated Subsidiaries	$(1,349,000)	$3,198,415	[1]	$3,601,037	[2]
Swenson and Consolidated Subsidiaries	$(582,000)	$2,028,000	[3]	$2,540,000	[4]
     “Eligible Inventory” shall mean and include Inventory, including raw materials, work in process and finished goods, with respect to each Borrower, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s opinion, in the exercise of its Permitted Discretion, obsolete, stale, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem reasonably appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Inventory if it (i) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (ii) is in transit, (iii) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement, (iv) constitutes Consigned Inventory, (v) is the subject of an Intellectual Property Claim; (vi) is subject to a License Agreement or other agreement that limits, conditions or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement; (vii) unless Agent shall agree otherwise in its Permitted Discretion after establishing such reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion, such Inventory is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement; provided that, notwithstanding the foregoing, unless Agent shall agree otherwise in its Permitted Discretion, under no circumstances shall any Inventory situated at a location not owned by a Borrower constitute Eligible Inventory if the aggregate value of all Inventory at such location is less than $100,000; (viii) consists of sales samples, pre-printed packaging or supplies or (ix) the sale of such Inventory would result in an ineligible Receivable.

[1]	This figure includes an add-back of $493,415 related to non-recurring Merger Transaction expenses.

[2]	This figure includes an add-back of $358,037 related to non-recurring Merger Transaction expenses.

[3]	This figure includes an add-back of $27,990 related to non-recurring Merger Transaction expenses.

[4]	This figure includes an add-back of $359,533 related to non-recurring Merger Transaction expenses.

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     “Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate in its Permitted Discretion. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent in its Permitted Discretion. In addition and notwithstanding the foregoing, no Receivable shall be an Eligible Receivable if:
          (a) it arises out of a sale made by any Borrower to an employee, sales representative, officer or Affiliate of any Borrower or to a Person controlled by an employee, officer or Affiliate of any Borrower;
          (b) in the case of any Receivable owing to Swenson, it is due or unpaid more than ninety (90) days past the original invoice date, or, in the case of any Receivable owing to any ROA Borrower, it is due or unpaid more than sixty (60) days after the original due date or one hundred fifty days (150) after the original invoice date (whichever is earlier);
          (c) thirty-five percent (35%) or more of the Receivables from the applicable Customer are not deemed Eligible Receivables hereunder (whether by reason of the provisions of clause (b) above or otherwise);
          (d) the aggregate amount of the Receivables owing from the applicable Customer shall exceed twenty-five percent (25%) of the total aggregate amount of all Eligible Receivables of all Borrowers (provided that only Receivables of such Customer in excess of such percentage shall be ineligible under the provisions of this clause (d)), unless such excess Receivables are secured by a letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;
          (e) the Receivables of the Customer exceed a credit limit determined by Agent, in its Permitted Discretion, to the extent such Receivable exceeds such limit;
          (f) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;
          (g) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case or proceeding under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;
          (h) the sale is to a Customer outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to

11

Agent in its Permitted Discretion; provided that, notwithstanding the foregoing, Receivables arising from sales to Customers located in Canada which are not on letter of credit, guaranty or acceptance terms shall not be ineligible under the provisions of this clause (h) to the extent the aggregate amount of such Receivables does not exceed $1,000,000;
          (i) the sale to the Customer is on a bill-and-hold (unless Agent in its Permitted Discretion shall have received a copy of and reviewed and approved, in its Permitted Discretion, a copy of the applicable bill-and-hold agreement), guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is otherwise conditional or is evidenced by chattel paper;
          (j) Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;
          (k) the Customer is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.);
          (l) the Receivable represents any milestones billing(s), retainage or progress payment(s) or the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;
          (m) the Receivable is subject to any corresponding payable/“contra”, offset, deduction, defense, dispute, or counterclaim (to the extent of such payable, offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;
          (n) the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;
          (o) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;
          (p) such Receivable is not payable to a Borrower; or
          (q) such Receivable is not otherwise satisfactory to Agent as determined in Agent’s Permitted Discretion
     “Environmental Complaint” shall have the meaning set forth in Section 4.17(d) hereof.

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     “Environmental Indemnity Agreement” shall mean that certain Environmental Indemnity Agreement dated as of the Closing Date executed by Borrowers in favor of Agent, as it may be amended , supplemented, modified, restated or replaced from time to time.
     “Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.
     “Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), and in each case shall also include all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests or under the applicable laws of such Person’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships, as applicable: (i) all economic rights (including all rights to receive dividends and distributions), (ii) all voting rights and rights to consent to any particular action by the applicable Person, (iii) all management rights, (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable Person, (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable Person, (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s), managing member(s) and/or any members of any board of members/managers/partners/directors that may now or hereafter have any rights to manage and direct the business and affairs of the applicable Person under its Organizational Documents as in effect from time to time, (vii) all rights to amend the Organizational Documents of such Person, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder thereof as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or applicable state law and (ix) all certificates evidencing such Equity Interests.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
     “Event of Default” shall have the meaning set forth in Article X hereof.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

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     “Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
     “Fixed Rate” shall mean, as to each applicable Term Loan that is a Fixed Rate Loan, the fixed rate per annum of interest established for such Term Loan on the date of the advance thereof equal to (i) the Cost of Funds Rate for such Term Loan, plus (ii) 200 basis points. The actual percentage for such Fixed Rate shall be determined by Agent for each applicable Term Loan on the date of the advance thereof.
     “Fixed Rate Loan” shall mean any Term Loan that bears interest based on the applicable Fixed Rate for such Term Loan.
     “Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in the United States or any State or territory thereof.
     “Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.
     “Funded Debt” shall mean, with respect to any Person as of any date, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from, the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons.
     “Funded Debt to EBITDA Ratio” shall mean, as of any Covenant Testing Date, the ratio of (a) Funded Debt as of such Covenant Testing Date divided by (b) EBITDA for the Trailing Twelve Month Period, all calculated for Borrowers on a Consolidated Basis in accordance with GAAP.
     “Governmental Acts” shall have the meaning set forth in Section 2.15 hereof.

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     “Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.
     “Hazardous Discharge” shall have the meaning set forth in Section 4.17(d) hereof.
     “Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 5101, et seq.), RCRA, or any other applicable Environmental Law and in the regulations adopted pursuant thereto.
     “Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.
     “Indebtedness” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all advances of credit made on behalf of such Person to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption (excluding repurchases or redemptions at the sole option of such Person), (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (i) off-balance sheet liabilities and/or pension plan liabilities of such Person; (j) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business, (k) all obligations of such Person under any exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements or “hedging” arrangements relating to interest rates, currency prices and/or currency exchange rates, commodities prices, including all Interest Rate Hedges, and (l) all guarantees by such Person of any Indebtedness of the types described in the foregoing clauses (a) through (l) of any other Person or any other obligations of any Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.
     “Initial Term Loan” shall have the meaning set forth in Section 2.4(a)(i).

15

     “Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.
     “Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.
     “Intellectual Property Security Agreement” shall mean that certain Intellectual Property Security Agreement dated as of the date hereof executed by Borrowers in favor of Agent, as such agreement may be amended, supplemented, modified, restated or replaced from time to time.
     “Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.
     “Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower and/or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
     “Inventory” shall mean as to each Borrower all of such Borrower’s “Inventory” (as defined in Article 9 of the Uniform Commercial Code) and all of such Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.
     “Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.
     “Issuer” shall mean Agent in its capacity as the issuer of the Letters of Credit hereunder.
     “Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.
     “Lender Default” shall have the meaning set forth in Section 2.20(a) hereof.
     “Letter of Credit Application” shall have the meaning set forth in Section 2.10 hereof.
     “Letter of Credit Borrowing” shall have the meaning set forth in Section 2.12(d) hereof.
     “Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.
     “Letter of Credit Sublimit” shall mean $2,000,000.

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     “Letters of Credit” shall have the meaning set forth in Section 2.9 hereof.
     “LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal 1.00 minus the Reserve Percentage. The LIBOR Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by
Bloomberg or appropriate Successor as shown on
LIBOR Rate =	Bloomberg Page BBAM1

1.00 — Reserve Percentage
     The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
     “LIBOR Rate Loan” shall mean an Advance at any time that bears interest based on the LIBOR Rate.
     “License Agreement” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations.
     “Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.
     “Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-a-vis

17

such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.
     “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.
     “Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.
     “Loan Documents” shall mean the Mortgages, the Notes, the Perfection Certificates, the Environmental Indemnity Agreement, the Intellectual Property Security Agreement, all account control agreements required to give Agent “control” (for purposes of Article 8 and 9 of the Uniform Commercial Code) over all of Borrowers’ deposit accounts, securities accounts and investment accounts (including the Blocked Accounts) and any and all other agreements, instruments and documents, including any intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of Borrowers taken as a whole, (b) Borrowers’ collective ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the other Loan Documents; provided, however, that no change resulting from or arising out of any of the following, individually or collectively, shall be taken into account when determining whether a Material Adverse Effect has occurred or would be reasonably like to occur:
     (a) general economic conditions in the United State or any other country (or changes therein), general conditions in the financial markets in the United States or any other country (or changes therein), or general political conditions in the United States or any other country (or changes therein); and
     (b) any conditions arising out of acts of terrorism, war or armed hostilities.

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     “Material Contract” shall mean any contract, agreement, instrument, lease or license, written or oral, of a Borrower in effect as of the date hereof and which is or would be required to be filed as a material contract pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.
     “Maturity Date” shall mean (i) as to all Revolving Advances, the Revolving Credit Maturity Date and (ii) as to each Term Loan, the applicable Term Loan Maturity therefore.
     “Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the maximum face amount of such Letter of Credit as of the date of the issuance thereof and/or as of the date of any amendment thereto providing for any increase in the maximum face amount thereof, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.
     “Maximum Revolving Advance Amount” shall have the meaning set forth in Section 2.1.
     “Maximum Term Loan Amount” shall have the meaning set forth in Section 2.4.
     “Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective, but excluding any portion of the original face amount that has previously been drawn against such Letter of Credit and is therefore no longer available for drawing.
     “Merger Agreement” shall have the meaning set forth in the recitals hereto set forth above.
     “Merger Cash Consideration” shall have the meaning set forth in the recitals hereto set forth above.
     “Merger Transactions” shall have the meaning set forth in the recitals hereto set forth above.
     “Monthly Amortization Amount” shall have the meaning set forth in Section 2.4(b).
     “Mortgages” shall mean, collectively, each of the mortgages on the Real Property securing the Obligations, together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof, specifically including the following Mortgages contemplated as of the original Closing Date:
a.	292 South Main Street, Newtown, CT

b.	459 Farmington Avenue, Plainville, CT

c.	582 Bridgton Road, Route 302, Westbrook, ME

d.	10 Main Street, Medway, MA

e.	742 Washington Street, Route 53, Hanover, MA

f.	369 North State Street, Concord, NH

g.	86 Route 101A, Amherst, NH

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h.	Carolina Saw Plant, Harris Granite Road, Salisbury, NC (Rowan County)

i.	Salisbury Pink Quarry, 805 Harris Granite Road, Salisbury, NC (Rowan County)

j.	Gardenia White Quarry, 280 Comolli Road, Rockwell, NC (Rowan County)

k.	American Black Saw Plant, Tryhall Road, Elverson, PA (Chester County)

l.	Administrative Office, Tryhall Road, Elverson, PA (Chester County)

m.	American Black Quarry, Tryhall Road, Elverson, PA (Chester County)

n.	54 Willey Street, Barre, VT

o.	Town Road #15, Woodbury, VT

p.	Adam-Pirie Quarry, Baptist Street, Williamstown, VT (Orange County)

q.	Rock of Ages Quarry, Graniteville, VT (Washington County)

r.	E.L. Smith Quarry, Graniteville, VT (Washington County)

s.	Wetmore Morse Quarry, Websterville, VT (Windsor County)

t.	McLeod Hill Parcels, 72 & 79 McLeod Hill Street, Graniteville, VT (Washington County)

u.	Main Office, 772 Graniteville Road, Graniteville, VT (Washington County)

v.	Saw Plant, 756 Graniteville Road, Graniteville, VT (Washington County)

w.	Sega Maintenance, 782 Graniteville Road, Graniteville, VT (Washington County)

x.	Rock of Ages Manufacturing, 560 Graniteville Road, Graniteville, VT (Washington County)

y.	Bethel Quarry, Bethel, VT (Windsor County).
     “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA to which contributions are required by any Borrower or any member of the Controlled Group.
     “Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
     “Nasdaq” shall have the meaning set forth in Section 5.21(b).
     “Net Loss” shall mean, in connection with the prepayment (in whole or in part) or acceleration of any Term Loan that is a Fixed Rate Loan, the “Discounted Cost of Funds differential” for the amount so prepaid or accelerated calculated as provided for on Exhibit 2.18(a)(ii) attached hereto.
     “Non-Defaulting Lender” shall have the meaning set forth in Section 2.20(b) hereof.
     “Notes” shall mean collectively, the Term Notes and the Revolving Credit Notes.
     “Obligations” shall mean and include (i) any and all loans (including without limitation, all Advances), advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to Lenders, Issuer or Agent or to any other direct or indirect subsidiary or affiliate of Agent (including, for so long as People’s is the Agent, any direct or indirect subsidiary of People’s United Financial Inc.) or Issuer or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon, and any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Borrower

20

arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowable or allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument (including without limitation the Notes), arising from or relating to this Agreement and the other Loan Documents, whether direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise, including without limitation all costs and expenses of Agent, Issuer and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent, Issuer or Lenders to perform acts or refrain from taking any action, (ii) all reimbursement obligations, and all other liabilities, obligations and indebtedness, owing by any Borrower to People’s arising from or relating to any letter of credit issued prior to the Closing Date by People’s for the account of any Borrower and (iii) all indebtedness, advances, liabilities and obligations, covenants and duties owing by any Borrower to any Lender or any direct or indirect subsidiary or affiliate of any Lender (including, for so long as People’s is the Agent, any direct or indirect subsidiary of People’s United Financial Inc.) in respect of any cash management accounts maintained at or cash management services provided by People’s or any such subsidiary, including any such obligations arising from establishment of any “purchasing card” or “p-card” program or guarantee, arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or arising out of the non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, regardless of what agreement or instrument they may be evidenced by or whether evidenced by any agreement or instrument.
     “Option Cash Out Payments” shall have the meaning set forth in third WHEREAS clause.
     “Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.
     “Ordinary Course of Business” shall mean with respect to any Borrower, the ordinary course of such Borrower’s business as conducted on the Closing Date.
     “Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(b) hereof.
     “Outside Environmental Reports” shall have the meanings set forth in Section 8.1(i) hereof.

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     “Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.
     “Participant” shall have the meaning set forth in Section 16.3(b) hereof.
     “Participation Advance” shall have the meaning set forth in Section 2.12(d) hereof.
     “Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.
     “Payee” shall have the meaning set forth in Section 3.10 hereof.
     “Payment Office” shall mean initially People’s United Bank, Loan Department, P.O. Box 820, Burlington, VT 05401-0820; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
     “Pending Shareholder Litigation” shall mean Todd Semon, on behalf of himself, and others similarly situated, v. Rock of Ages Corporation, Swenson Granite Company LLC, Kurt M. Swenson, James L. Fox, Richard C. Kimball, Donald Labonte, Laura A. Plude, Pamela G. Sheiffer, Charles M. Waite, and Frederick E. Webster, Jr., Docket No. 356-5-10WnCv, pending in the Washington County Superior Court, State of Vermont.
     “Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained or to which contributions are required by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.
     “Perfection Certificates” shall mean collectively, the Perfection Certificates and the responses thereto provided by each Borrower and delivered to Agent.
     “Permitted Acquisitions” shall mean any Acquisition so long as: (a) with respect to any Acquisition of Equity Interests, (i) such acquired company shall be added as a Borrower to this Agreement and be jointly and severally liable for all Obligations, and (ii) Agent shall be granted a first priority lien in all assets of such acquired company; (b) the assets are being Acquired (including the assets of any Person being Acquired through a purchase of Equity Interests) are used or useful in the same or a similar line of business as the Borrowers were engaged in on the Closing Date (or any reasonable extensions or expansions thereof); (c) Agent shall have received a first-priority security interest in all acquired assets and acquired Equity Interests, subject to documentation satisfactory to Agent; (d) with respect to any Acquisition other than the

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Acquisition of a quarry, the board of directors (or other comparable governing body) of such company shall have duly approved the transaction; and (e) the Borrowers shall have delivered to Agent (i) a pro forma balance sheet and pro forma projected financial statement for the next four (4) full fiscal quarters (including projections of Undrawn Availability) showing pro forma compliance with all of the financial covenants set forth in Section 6.4 hereof after giving effect to such Acquisition and all debt service relating thereto and (ii) with respect to any Acquisition other than the Acquisition of a quarry, financial statements of the acquired entity for the two most recent fiscal years then ended, in form and substance reasonably acceptable to Agent.
     “Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable business judgment, in each case from the perspective of a secured asset-based lender.
     “Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent and the ratable benefit of Lenders or consented to or permitted by Agent; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory liens of landlords, carriers and warehousemen, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such judgment, writ, order, or decree is in existence for less than thirty (30) consecutive days after it first arises or is being Properly Contested and each such Lien is at all times junior in priority to any Liens in favor of Agent; (f) mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (g) Liens to secure Indebtedness permitted under Section 7.7(ii), provided that such Liens shall attach only to the equipment or other capital or fixed assets acquired with the proceeds of such Indebtedness; (h) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the Ordinary Course of Business of the Borrowers and their Subsidiaries; (i) any exceptions listed on Schedule B of the title insurance policies delivered to and accepted by, Agent and the Lenders under Section 8.1(h); and (j) Liens disclosed on Schedule 1.2 provided that such Liens shall secure only those obligations which they secure on the Closing Date and shall not subsequently apply to any other property or assets of any Borrower other than the property and assets to which they apply as of the Closing Date.
     “People’s” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.
     “Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

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     “Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan), maintained for employees of any Borrower or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute.
     “Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.
     “Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.
     “Properly Contested” shall mean, in the case of any obligation of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof: (i) such obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) no Lien is imposed upon any of such Person’s assets with respect to such obligation unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (iv) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.
     “Projections” shall have the meaning set forth in Section 5.5(b) hereof.
     “Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.
     “RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.
     “Real Property” shall mean all of each Borrower’s right, title and interest (whether an interest in fee simple, a leasehold interest or any other interest of any kind whatsoever) in and to the owned and leased premises identified on Schedule 4.5 hereto or in and to any other premises or real property that are hereafter owned or leased by any Borrower.
     “Receivables” shall mean and include, as to each Borrower, all of such Borrower’s “Accounts” as defined in Article 9 of the Uniform Commercial Code and all of such Borrower’s contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.
     “Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

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     “Register” shall have the meaning set forth in Section 16.3(d) hereof.
     “Reimbursement Obligation” shall have the meaning set forth in Section 2.12(b)hereof.
     “Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.
     “Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.
     “Required Lenders” shall mean Lenders holding at least sixty-six and two-thirds percent (66.66%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding sixty-six and two-thirds percent (66.66%) of the Commitment Percentages; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders.
     “Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.
     “Revolving Advances” shall mean Advances made pursuant to Sections 2.1 and 2.2(a) hereof.
     “Revolving Credit Notes” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.
     “Revolving Credit Maturity Date” shall mean the third anniversary of the date of this Agreement.
     “Revolving Interest Rate” shall mean, as of any applicable date, (a) with respect to Revolving Advances that are Domestic Rate Loans, an interest rate per annum equal to the sum of the appropriate Applicable Margin for Revolving Advances that are Domestic Rate Loans plus the Base Rate, each as in effect as of such date and (b) with respect to LIBOR Rate Loans, the sum of the appropriate Applicable Margin for Revolving Advances that are LIBOR Rate Loan as in effect as of such date plus the LIBOR Rate for the applicable Interest Period for such LIBOR Rate Loan.
     “ROA Canada” shall mean Rock of Ages Canada, Inc., a Quebec corporation and wholly-owned Subsidiary of ROA.
     “ROA Luxembourg” shall mean Max Mining and Resources S.a.r.L., a Luxembourg corporation and wholly-owned Subsidiary of ROA.
     “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
     “Securities Act” shall mean the Securities Act of 1933, as amended.

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     “Settlement Date” shall mean the Closing Date and thereafter Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.
     “Similar Shareholder Litigation” shall mean any litigation or proceeding before or by any arbitrator or Governmental Body commenced or threatened against any Borrower or against the officers or directors of any Borrower by a shareholder of any Borrower that involves claims or underlying facts substantially similar to those at issue in the Pending Shareholder Litigation. The following litigation constitutes “Similar Shareholder Litigation”: The Vladimir Gusinsky Revocable Trust, On Behalf of Itself and All Others Similarly Situated v. Rock of Ages Corporation, James L. Fox, Richard C. Kimball, Donald M. Labonte, Pamela G. Sheiffer, Kurt M. Swenson, Frederick E. Webster, Jr., Swenson Granite Company, LLC, and Granite Acquisition, LLC, United States District Court, District of Vermont, Civil Action No. 5 10-CV-00262-cr.
     “Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.
     “Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of any Subsidiary owned by any Borrower, excluding any and all Equity Interests of any Foreign Subsidiary; provided that, notwithstanding anything to the contrary contained in any other provision of this Agreement or any other Loan Document, neither the terms “Subsidiary Stock” or “Collateral” shall be deemed to include any Equity Interests of ROA Canada, nor shall any Lien to secure the Obligations be granted by Borrowers and/ or created under the Loan Documents in any such Equity Interests of ROA Canada.
     “Term” shall have the meaning set forth in Section 13.1 hereof.
     “Term Loan” and “Term Loans” shall have the meaning set forth in Section 2.4(a) hereof.
     “Term Loan Availability Period” shall have the meaning set forth in Section 2.4(a)(i).
     “Term Loan Maturity Date” shall mean, as to each Term Loan, the tenth anniversary of the date such Term Loan is initially funded. The Maturity Date of the Initial Term Loan shall be tenth anniversary of the date of this Agreement.
     “Term Loan Rate” shall mean, as of any applicable date, with respect to any Term Loans that are Domestic Rate Loans: (a) an interest rate per annum equal to the sum of the appropriate Applicable Margin for Term Loans that are Domestic Rate Loans plus the Base Rate, each as in effect as of such date, (b) LIBOR Rate Loans, the sum of the appropriate Applicable Margin for Term Loans that are LIBOR Rate Loans as in effect as of such date plus the LIBOR Rate for the applicable Interest Period for such LIBOR Rate Loan, and (c) Fixed Rate Loans, the applicable Fixed Rate for each such respective Term Loan.

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     “Term Notes” shall mean, collectively, the promissory notes described in Section 2.4 hereof.
     “Termination Event” shall mean: (i) a Reportable Event with respect to any Plan; (ii) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan.
     “Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.
     “Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.
     “Transferee” shall have the meaning set forth in Section 16.3(c) hereof.
     “Trailing Twelve Month Period” shall mean, with respect to any Covenant Measurement Date and any computation of the Debt Service Coverage Ratio or the Funded Debt to EBITDA Ratio as of such Covenant Measurement Date, the trailing twelve-month fiscal measurement period ending as of such Covenant Measurement Date.
     “Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Revolving Advances plus (iii) fees and expenses for which Borrowers are liable under this Agreement or any other Loan Document but which have not been paid or charged to Borrowers’ Account.
     “Unfunded Capital Expenditures” shall mean Capital Expenditures made through Revolving Advances or out of Borrowers’ own funds other than through equity contributed subsequent to the Closing Date or purchase money or other financing or lease transactions permitted hereunder.
     “Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

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     “USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “Variable Rate Term Loan” shall mean any Term Loan (or portion thereof) that is a Domestic Rate Loan or a LIBOR Rate Loan.
     “Week” shall mean the time period commencing with the opening of business on a Friday and ending on the end of business the following Thursday.
     “Zero Balance Account” shall mean a deposit account established by Swenson with and maintained at Agent to be used as the primary operating account of Swenson and also to be used for the funding of certain Revolving Advances and making of payments against the Obligations as a “zero balance account” as otherwise described and provided for in Sections 2.2(a), 2.3 and 4.13(e) hereof.

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EXHIBIT 1.2(a)
Form of Compliance Certificate
[QUARTERLY][ANNUAL] COMPLIANCE CERTIFICATE
     This certificate is delivered pursuant to Section [9.5][9.6] of that certain Revolving Credit, Term Loan and Security Agreement dated as of January 19, 2011 (as amended, restated, supplemented, replaced, extended or otherwise modified from time to time, the “Loan Agreement”) among SWENSON GRANITE COMPANY LLC, a limited liability company organized under the laws of Delaware (“Swenson”), ROCK OF AGES CORPORATION, a corporation organized under the laws of Vermont (“ROA”), CAROLINA QUARRIES, INC., a corporation organized under the laws of Delaware (“Carolina”), PENNSYLVANIA GRANITE CORP., a corporation organized under the laws of Pennsylvania (“Pennsylvania”, and together with ROA and Carolina, the “ROA Borrowers”), and each Person joined hereto as a borrower from time to time (collectively, the “Borrowers”, and each a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PEOPLE’S UNITED BANK (“People’s”), as agent for Lenders (People’s, in such capacity, together with any successor Agent appointed under Section 14.3 of this Agreement, the “Agent”). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given thereto in the Loan Agreement.
     THE UNDERSIGNED, as the duly appointed and authorized Chief Financial Officer of each of the Borrowers hereby certifies to Agent and Lenders that:
A. GENERAL
     1. Compliance/Non-Compliance
☐ a. The Borrowers have complied with all the terms, covenants and conditions to be performed or observed by the Borrowers contained in the Loan Agreement and other documents required to be executed by the Borrowers in connection with the Loan Agreement.
☐ b. The Borrowers have not complied with all the terms, covenants and conditions to be performed or observed by the Borrowers contained in the Loan Agreement and other documents required to be executed by the Borrowers in connection with the Loan Agreement as follows:
     2. Non-Default/Default
☐ a. Neither on the date hereof nor, if applicable, after giving effect to the loan made on the date hereof, does there exist an Event of Default or an event which could with notice or the lapse of time, or both, constitute an Event of Default.
☐ b. On the date hereof there exists an Event of Default or an event which could with notice or the lapse of time, or both, constitute an Event of Default as follows:

3. Certification
The representations and warranties contained in the Loan Agreement and in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects, except to the extent any such representation or warranty was expressly made only as of a specified earlier date, in which case each such representation and warranty was true and correct as of the relevant specified date.
B. FINANCIAL STATEMENTS; FINANCIAL COVENANTS
Financial Statements. Attached hereto are the [monthly management-prepared][annual audited] financial statements for Borrowers on a Consolidated Basis required to be delivered to Agent and Lenders pursuant to Section [9.5][9.6] of the Loan Agreement for the [month][year] ended as of [_____________________]. Such financial statements have been prepared in accordance with GAAP, consistently applied and present fairly the financial position of the applicable Borrowers and their respective Subsidiaries as of such date and the results of their operations for the period(s) described therein and are otherwise in full compliance with the requirements of Section [9.5][9.6] of the Loan Agreement.
Financial Covenants. The computations, ratios and calculations as set forth below are true and correct as of [QUARTER/ANNUAL END DATE], the applicable Covenant Testing Date for this Certificate.
1. Debt Service Coverage Ratio:
As set forth in Section 6.4(a) of the Loan Agreement, the Debt Service Coverage Ratio for Borrowers on a Consolidated Basis shall not be less than 1.20 measured as of each fiscal quarter end.
Based upon the Borrowers’ financial records for the fiscal quarter ending _________, 201__, the Debt Service Coverage Ratio for Borrowers on a Consolidated Basis as of the Covenant Testing Date occurring on the last day of such fiscal quarter is computed as follows:

2

A. EBITDA	—
B. Cash Taxes	—
C. Unfunded Capital Expenditures	—
D. Dividends/Distributions	—
E. Non-recurring Income	—
F. Cash payments tow ards pension liabilities	—
G. Cash payments tow ards salary continuation liabilities	—
H. Cash payments tow ards post employment liabilities	—
I. Non cash expense for pension liabilities	—
J. Non cash expense for salary continuation liabilities	—
K. Non cash expense for post employment liabilities	—
L. Trailing Tw elve Month Interest Expense	—
M. Current Portion of LTD (including capital leases)	—

Ratio of (A-B-C-D-E-F-G-H+I+J+K) to (L+M)
The Debt Service Coverage Ratio calculation ☐ meets ☐ does not meet the financial covenant as required by the Bank as set forth above.
2. Funded Debt to EBITDA Ratio:
As set forth in Section 6.4(b) of the Loan Agreement, the Funded Debt to EBITDA Ratio for Borrowers on a Consolidated Basis shall not exceed 3.75:1, measured as of each fiscal quarter end.
Based upon Borrowers’ financial records for the fiscal quarter ending ________, 201__, the Funded Debt to EBITDA Ratio for Borrowers on a Consolidated Basis as of the Covenant Testing Date occurring on the last day of such fiscal quarter is computed as follows:

A. Total Funded Debt	—
B. EBITDA	—

Ratio of A to B

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The Funded Debt to EBITDA Ratio calculation ☐ meets ☐ does not meet the financial covenant as required by the Bank as set forth above.
IN WITNESS WHEREOF, the undersigned, duly authorized Chief Financial Officer of Borrowers, has executed and delivered this Certificate in the names and on behalf of the Borrowers on _________________, 201_.

BORROWERS:

SWENSON GRANITE COMPANY LLC
ROCK OF AGES CORPORATION
CAROLINA QUARRIES, INC.
PENNSYLVANIA GRANITE CORP.

By:

Its: Chief Financial Officer

Date:

4

EXHIBIT 2.18(a)(ii)
Net Loss Calculations
As used in this Agreement, the term “Net Loss” as used in connection with the prepayment (in whole or in part) of any Term Loan that is a Fixed Rate Loan, means the Discounted Cost of Funds Differential (defined below) as to the amount prepaid under such Term Loan.
The “Discounted Cost of Funds Differential” shall be computed by the Lender as follows:
(A)	Agent shall first determine the Cost of Funds Rate for such Term Loan.

(B)	Agent shall then calculate the monthly interest that would be earned on the principal amount of such Term Loan being prepaid or accelerated at the Cost of Funds Rate for each month remaining until the Maturity Date for such Term Loan. The result is the “Monthly Cost of Funds Payment”.

(C)	Agent shall then calculate the monthly interest that would be earned by reinvesting the principal portion of the amount being prepaid or accelerated at the Reinvestment Rate (defined below) for each month remaining until the applicable Maturity Date. The result is the “Monthly Reinvestment Payment”. The “Reinvestment Rate” shall mean the rate identified by Agent, as of the date Agent receives the Prepayment Notice or as of the date of acceleration (as applicable), as the rate available to Agent and other money center banks doing business in Connecticut (as published in the applicable Federal Reserve statistical release designated by Agent) for the investment in U.S. Treasury Obligations (“Treasury Obligations”) equal to the principal amount prepaid with maturities closest to, or coterminous with, the applicable Maturity Date. If, for any reason, a quotation is unavailable for such date, quotations for the next preceding date for which such quotations are available shall be used. If Agent identifies more than one Treasury Obligation having the same maturity date, the Treasury Obligation having a coupon interest rate closest to the original Cost of Funds Rate shall be employed.

(D)	Each Monthly Reinvestment Payment shall then be subtracted from the corresponding Monthly Cost of Funds Payment. The result, if positive, is the “Monthly Payment Differential”. The Monthly Payment Differential shall in no event be less than zero.

(E)	Each Monthly Payment Differential from the prepayment date to the applicable Maturity Date shall then be discounted to present value at the Reinvestment Rate on a monthly basis. The result is the “Discounted Monthly Payment Differential”.

(F)	All of the Discounted Monthly Payment Differential amounts shall then be added together and such aggregated amount shall constitute the Discounted Cost of Funds Differential.

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